Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THESE OMISSIONS ARE IDENTIFIED AS [**]

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(a)(6) OF REGULATION S-K BECAUSE DISCLOSURE OF SUCH INFORMATION WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. THESE OMISSIONS ARE IDENTIFIED AS [***]

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

THRU TUBING SOLUTIONS, INC.,

THE SELLERS NAMED HEREIN,

PINTAIL ALTERNATIVE ENERGY, L.L.C.

and

MATTHEW HOUSTON

(in his capacity as the Sellers’ Representative)

Dated as of April 1, 2025

TABLE OF CONTENTS

Page

Article I PURCHASE AND SALE; CLOSING1

Section 1.1. Purchase and Sale of Membership Interests1

Section 1.2. Transaction Consideration1

Section 1.3. Closing Date3

Section 1.4. Closing Deliveries3

Section 1.5. Closing Cash Consideration Adjustment5

Section 1.6. Consideration Allocation8

Section 1.7. Escrow8

Article II REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY9

Section 2.1. Organizational Status; Authorization9

Section 2.2. No Conflicts; Consents and Approvals9

Section 2.3. Capitalization of Company10

Section 2.4. Financial Statements10

Section 2.5. Absence of Undisclosed Liabilities11

Section 2.6. Real Property Leases; Personal Property Leases11

Section 2.7. Contracts12

Section 2.8. Employee Benefit Matters14

Section 2.9. Intellectual Property16

Section 2.10. Governmental Authorizations; Compliance with Law17

Section 2.11. Litigation18

Section 2.12. Taxes18

Section 2.13. Absence of Changes20

Section 2.14. Environmental Matters21

Section 2.15. Employment Matters22

Section 2.16. Brokers23

Section 2.17. Insurance23

Section 2.18. Title, Condition and Sufficiency of Assets24

Section 2.19. Banking Facilities; No Powers of Attorney24

Section 2.20. Accounts Receivable; Accounts Payable and Inventory24

Section 2.21. Rebates24

Section 2.22. Customers and Suppliers25

Section 2.23. Affiliate Transactions25

Section 2.24. Licenses and Permits25

Section 2.25. Investigation by the Company and the Sellers25

Article III REPRESENTATIONS AND WARRANTIES REGARDING SELLERS26

Section 3.1. Organizational Status; Authorization26

Section 3.2. No Conflicts; Consents and Approvals26

Section 3.3. Investment Intent26

Article IV REPRESENTATIONS AND WARRANTIES OF BUYER28

Section 4.1. Organizational Status and Authority28

Section 4.2. No Conflicts; Consents and Approvals28

Section 4.3. Solvency28

Section 4.4. Financial Ability to Perform28

Section 4.5. Litigation29

Section 4.6. Investment Intent29

Section 4.7. Brokers29

i

Section 4.8. Investigation by Buyer29

Section 4.9. Stock Consideration30

Article V COVENANTS OF PARTIES30

Section 5.1. Tail Coverage30

Section 5.2. Employee Matters30

Section 5.3. Cancellation of Pintail Completions31

Section 5.4. Confidentiality and Public Announcements32

Section 5.5. Confidential Information32

Section 5.6. R&W Policy32

Section 5.7. Release32

Article VI INDEMNIFICATION33

Section 6.1. Indemnification by Sellers33

Section 6.2. Indemnification by Buyer34

Section 6.3. Indemnification Notice; Litigation Notice34

Section 6.4. Disagreement Notice35

Section 6.5. Defense of Third-Party Claims35

Section 6.6. Survival and Time Limitations36

Section 6.7. Limitation on Certain Indemnified Losses36

Section 6.8. Insurance Recovery38

Section 6.9. Special Rule for Fraud38

Section 6.10. Exclusive Remedy38

Section 6.11. Tax Treatment of Indemnity Payments39

Section 6.12. R&W Policy39

Article VII POST-CLOSING MATTERS39

Section 7.1. Taxes39

Article VIII GENERAL PROVISIONS; MISCELLANEOUS42

Section 8.1. Modification; Waiver42

Section 8.2. Entire Agreement42

Section 8.3. Expenses42

Section 8.4. Further Actions42

Section 8.5. Notices42

Section 8.6. Assignment43

Section 8.7. No Third Party Beneficiaries43

Section 8.8. Counterparts44

Section 8.9. Rules of Construction44

Section 8.10. Governing Law; Jury Waiver45

Section 8.11. Consent to Jurisdiction and Forum Selection45

Section 8.12. Dispute Resolution45

Section 8.13. Specific Performance46

Section 8.14. Time is of the Essence46

Section 8.15. Sellers’ Representative46

ii

SCHEDULES

Schedule 1.2(a) Pro Rata Percentages

Schedule 1.2(b) Repaid Indebtedness; Transaction Expenses

Schedule 1.4(a)(ix) Officers and Managers Resignations

Schedule 1.4(a)(xiv) Third Party Consents, Notices or Approvals

Schedule 1.6 Tax Allocation

Schedule 2.2 No Conflicts; Consents and Approvals

Schedule 2.3 Capitalization of Company

Schedule 2.4 Financial Statements

Schedule 2.6 Real Property Leases; Personal Property Leases

Schedule 2.7 Material Contracts

Schedule 2.8 Employee Benefit Matters

Schedule 2.9 Intellectual Property

Schedule 2.10 Governmental Authorizations; Compliance with Law

Schedule 2.11 Litigation

Schedule 2.12 Taxes

Schedule 2.13 Absence of Changes

Schedule 2.14 Environmental Matters

Schedule 2.15 Employment Matters

Schedule 2.16 Brokers

Schedule 2.17 Insurance

Schedule 2.18 Title, Condition and Sufficiency of Assets

Schedule 2.19 Banking Facilities; No Powers of Attorney

Schedule 2.20 Accounts Receivable; Accounts Payable and Inventory

Schedule 2.21 Rebates

Schedule 2.22 Customers and Suppliers

Schedule 2.23 Affiliate Transactions

Schedule 2.24 Licenses and Permits

Schedule 3.2 No Conflicts; Consents and Approvals

Schedule 5.2(e)Fringe Benefits

Schedule 6.1(g) Indemnification

Schedule IPermitted Liens

EXHIBITS

Exhibit ADefinitions

Exhibit B Seller Note

Exhibit C Escrow Agreement

Exhibit D Form of Restrictive Covenant Agreement

Exhibit E Houston Employment Agreement

Exhibit FKenworthy Employment Agreement

Exhibit G Murphy Employment Agreement

Exhibit HIllustrative Working Capital Calculation

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of April 1, 2025 (the “Closing Date”), is entered into by and among (i) Thru Tubing Solutions, Inc., a Delaware corporation and wholly owned Subsidiary of RPC (“Buyer”); (ii) Houston Companies, L.P., a Delaware limited partnership (“Houston LP”), (iii) Clayton Kenworthy, a resident of the state of Texas (“Kenworthy”, and together with Houston LP, each individually, a “Direct Seller” and together, the “Direct Sellers”); (iv) Matthew Houston, a resident of the state of Texas and beneficial owner of one hundred percent (100%) of the partnership interest of Houston LP (“Houston”, and together with the Direct Sellers, each individually, a “Seller” and together, “Sellers”); (v) Pintail Alternative Energy, L.L.C., a Delaware limited liability company (the “Company”, and together with Sellers, the “Seller Parties”); and (vi) Houston, in his capacity as the Sellers’ representative as set forth in Section 8.15 of this Agreement (the “Sellers’ Representative”).  Each of the foregoing is referred to herein as a “Party” and collectively are referred to as the “Parties.”

RECITALS

WHEREAS, (i) Kenworthy owns, beneficially and of record, 0.5% of the issued and outstanding limited liability company membership interests of the Company (the “Kenworthy Interests”) and (ii) Houston owns, beneficially and of record, indirectly through Houston LP, 99.5% of the issued and outstanding limited liability company membership interests of the Company (the “Houston Interests”, and together with the Kenworthy Interests, the “Membership Interests”);

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Membership Interests on the terms and subject to the conditions set forth herein;

WHEREAS, Buyer desires to purchase and accept from Sellers, and Sellers desire to sell, transfer and convey to Buyer, all of Sellers’ rights, title and interest in and to the Membership Interests, subject to and in accordance with the terms and conditions of this Agreement; and

WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in Exhibit A attached hereto.

AGREEMENT

NOW, THEREFORE, in consideration of these recitals and the respective representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
PURCHASE AND SALE; CLOSING
Section 1.1.Purchase and Sale of Membership Interests
.  Subject to and in accordance with the terms and conditions of this Agreement, Sellers hereby sell, transfer, assign and convey to Buyer, and Buyer hereby purchases and accepts from Sellers, the Membership Interests, free and clear of any and all Liens, other than Permitted Encumbrances.
Section 1.2.Transaction Consideration
.
(a)Purchase Price.  The aggregate consideration for the Membership Interests and other transactions contemplated by this Agreement shall be an amount equal to the aggregate sum of (A) the Base Cash Price, (B) plus the amount of the Final Closing Cash, if any, (C) minus the amount of the Final Closing Debt, if any, (D) plus the amount, if any, by which the Final Working Capital exceeds the Target Working Capital, but only to the extent such difference is in excess of the Working Capital Collar Amount or minus the amount, if any, by which the Target Working Capital exceeds the Final Working Capital, but only to the extent such difference is in excess of the Working Capital Collar Amount, as applicable and as determined pursuant to Section 1.5, (E) minus the Final Closing Transaction Expenses (the sum of (A) – (E), the “Closing Cash Consideration”, as adjusted pursuant to Section 1.5(b)), (F) plus the amount of the Seller Note, (G) plus the amount of the Closing Stock Consideration Value (the sum of Closing Cash Consideration, Seller Note and Closing Stock Consideration Value, the “Transaction Consideration”).  The Transaction Consideration shall be paid in accordance with Section 1.2(b), 1.2(c), 1.2(d), and 1.5.  The Transaction Consideration shall be allocated among Sellers in accordance with their Pro Rata Percentages as set forth on Schedule 1.2(a).
(b)Closing Payments.  At the Closing, Buyer shall pay (or cause to be paid) the Closing Date Closing Cash Consideration as follows:
(i)on behalf of the Company, the Closing Debt set forth on Schedule 1.2(b)(i) (the “Repaid Indebtedness”) to all holders of such Repaid Indebtedness, in the amounts owed to each such holder thereof as set forth in the applicable Payoff Letter, for purposes of satisfying in full such Repaid Indebtedness, to the accounts designated in the applicable Payoff Letter with respect thereto;
(ii)on behalf of Sellers and the Company, the unpaid Transaction Expenses set forth on Schedule 1.2(b)(ii) to all service providers of such unpaid Transaction Expenses, in the amounts owned to each service provider thereof and as set forth and agreed to by Sellers’ Representative and Buyer pursuant to the Funds Flow Memorandum, for purposes of satisfying in full such unpaid Transaction Expenses, to the accounts designated on the Funds Flow Memorandum;
(iii)to the Escrow Agent, the Escrow Amount paid in cash by wire transfer of immediately available funds per the terms of the Escrow Agreement;
(iv)to the Escrow Agent, the Escrow Agent’s fee with respect to the Escrow Agreement;
(v)to the R&W Policy insurer, the R&W Fees; and
(vi)to Sellers’ Representative, for distribution to Sellers in accordance with their Pro Rata Percentages, an aggregate amount equal to the sum of the (A) Closing Date Closing Cash Consideration (B) minus the Escrow Amount (collectively, the “Closing Amount”), paid in cash or other immediately available funds to the accounts and in the amounts set forth on the Funds Flow Memorandum.
(c)Seller Note.  Simultaneously with the Closing, Buyer shall execute and deliver to Sellers’ Representative, on behalf of and for the benefit of Houston LP, the Seller Note.
(d)Stock Consideration.
(i)At Closing, Buyer shall issue to Houston the Stock Consideration, by issuance of direct registration book entry shares of RPC registered in the name of Houston,

and a copy of irrevocable instructions to RPC’s transfer agent to issue the Stock Consideration to Houston. For the avoidance of doubt, at Closing, all of the Stock Consideration shall be restricted stock that has not been registered pursuant to the Securities Act of 1933, as amended, shall be unvested as described below, shall bear a restricted legend or designation to that effect, and shall vest pursuant to this Section 1.2(d) (such Stock Consideration that is unvested, the “Unvested Stock Consideration”).
(ii)Subject to Section 1.2(d)(iii) below, an amount of Unvested Stock Consideration equal to 33.33% of the Stock Consideration shall automatically vest on each annual anniversary of the Closing Date, beginning on the date that is one (1) year after the Closing Date and ending on the date that is three (3) years after the Closing Date, such that, for the avoidance of doubt, 100% of the Stock Consideration shall be fully vested on the date that is three (3) years after the Closing Date. No Unvested Stock Consideration may be sold, pledged or otherwise transferred by Houston.
(iii)In the event Houston is terminated by RPC without Cause (as defined in Houston’s Employment Agreement), or if Houston resigns for Good Reason (as defined in Houston’s Employment Agreement), the Unvested Stock Consideration will continue to vest pursuant to Section 1.2(d)(ii) above. Notwithstanding the foregoing, in the event Houston is terminated by RPC for Cause, or if Houston resigns for any reason other than Good Reason, all of the Unvested Stock Consideration at the time of such termination or resignation shall automatically and without further action by Houston be canceled and forfeited, and as of the date of such termination or resignation, Houston shall have no further rights with respect to such Unvested Stock Consideration.

For purposes of this Agreement, (i) “Stock Consideration” means the number of shares of RPC Shares equal to the Closing Stock Consideration Value divided by the Per Share Value, with any fractional shares being rounded down to the nearest whole share and the remainder disregarded, as well as any shares received from RPC on account of any shares that constitute Stock Consideration pursuant to a stock dividend, stock split, or similar event, (ii) “Closing Stock Consideration Value” means Twenty Five Million Dollars ($25,000,000.00) and (iii) “Per Share Value” means $5.50.

Section 1.3.Closing Date
.  The closing of the transactions provided for in this Agreement (the “Closing”) will be consummated via the exchange of documents and signatures by PDF transmission and wire transfers in accordance with the Funds Flow Memorandum on the Closing Date. Except as expressly set forth herein, all transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. Central Standard Time on the Closing Date (the “Effective Time”).
Section 1.4.Closing Deliveries
.
(a)At the Closing, Sellers’ Representative shall deliver, or shall cause to be delivered, to Buyer, the following:
(i)an assignment of limited liability company membership interests for transfer of the Membership Interests to Buyer (an “Assignment of Membership Interests”), duly executed by each Seller;
(ii)the Escrow Agreement, duly executed by Sellers’ Representative;

(iii)the restrictive covenant agreements in the form attached hereto as Exhibit D (the “Restrictive Covenant Agreements”), duly executed by each Restricted Person;
(iv)the Seller Note, duly executed by Houston LP;
(v)the Security Agreement, duly executed by Houston LP;
(vi)an assignment of the Pintail Completions IP Assets to the Company, in form and substance reasonably satisfactory to Buyer;
(vii)the Employment Agreements, duly executed by each of Houston, Kenworthy and Nick Murphy;
(viii)a properly completed IRS Form W-9 from each Seller (or, if a Seller is disregarded as an entity separate from another Person for U.S. federal income Tax purposes, such other Person), duly executed by such Seller (or such other Person, as applicable);
(ix)duly executed resignations of the officers and managers of the Company set forth on Schedule 1.4(a)(ix);
(x)evidence of the Company’s receipt of Tail Coverage in accordance with Section 5.1;
(xi)the Funds Flow Memorandum, duly executed by the Company and Sellers’ Representative;
(xii)a certificate of an officer of the Company certifying that (A) attached thereto are true and complete copies of (1) the resolutions adopted by the Company’s managers authorizing the Company’s execution, delivery and performance of this Agreement and the Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby and (2) the Charter Documents of the Company, and (B) the resolutions and Charter Documents are in full force and effect and have not been modified, canceled or rescinded;
(xiii)a certificate of the authorized signatory of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Transaction Documents to which the Company is a party and the other documents to be delivered hereunder and thereunder;
(xiv)all third-party consents, notices or approvals listed on Schedule 1.4(a)(xiv);
(xv)duly executed Payoff Letters with respect to the Repaid Indebtedness in accordance with Section 1.2(b)(i); and
(xvi)such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)At the Closing, Buyer shall deliver, or shall cause to be delivered (i) to each (x) recipient of the Closing Date Closing Cash Consideration, such recipient’s applicable portion thereof as provided in Section 1.2(b) and (y) to each other payee contemplated by Section 1.2(b), such payee’s applicable payment in accordance with the terms therein, and (ii) to Sellers’ Representative, the following:
(i)the Assignments of Membership Interests, duly executed by Buyer;
(ii)the Escrow Agreement, duly executed by Buyer and the Escrow Agent;
(iii)the Funds Flow Memorandum, duly executed by Buyer;
(iv)the Seller Note, duly executed by Buyer;
(v)the Security Agreement, duly executed by Buyer, on behalf of the Company;
(vi)the Restrictive Covenant Agreements, duly executed by Buyer;
(vii)the Employment Agreements, duly executed by Buyer, on behalf of the Company;
(viii)a copy of the final R&W Policy which will be bound and effective on the Closing Date; and
(ix)such other documents or instruments as the Sellers’ Representative reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 1.5.Closing Cash Consideration Adjustment
.
(a)Determination of Closing Date Closing Cash Consideration.  The Sellers’ Representative has prepared and delivered to Buyer a preliminary statement (the “Estimated Settlement Statement”), showing in reasonable detail the reasonable good faith estimate, as of the Effective Time (the “Balance Sheet Time”), of each of (i) the balance sheet of the Company (the “Estimated Closing Date Balance Sheet”), (ii) the Closing Cash (the “Estimated Closing Cash”), (iii) the Closing Debt (the “Estimated Closing Debt”), (iv) the Working Capital (the “Estimated Closing Working Capital”), (v) the unpaid Transaction Expenses (the “Estimated Closing Transaction Expenses”) and (vi) a statement setting forth the Closing Date Closing Cash Consideration (in all cases, subject to true-up in accordance with Section 1.5(b) and (c)), which shall be used for purposes of determining the Closing Amount to be paid by Buyer at the Closing pursuant to Section 1.2(b) and this Section 1.5.  The Estimated Settlement Statement, including the Estimated Closing Date Balance Sheet, the Estimated Closing Cash, the Estimated Closing Debt, the Estimated Closing Working Capital, the Estimated Closing Transaction Expenses and the Closing Date Closing Cash Consideration shall each be prepared, calculated and determined in accordance with GAAP as in effect at the Balance Sheet Time. The Estimated Settlement Statement, as agreed upon in writing by the Parties, shall control for purposes of all payments to be made at Closing.

(b)Determination of Post-Closing Cash Consideration Adjustments.
(i)No later than 150 days after the Closing Date, Buyer will prepare and deliver to Sellers’ Representative a written statement (the “Buyer Closing Statement”) showing in reasonable detail, as of the Balance Sheet Time, (A) the balance sheet of the Company (the “Initial Closing Date Balance Sheet”), (B) Buyer’s reasonable good faith written calculation of the Closing Cash (the “Initial Closing Date Cash”), (C) Buyer’s reasonable good faith written calculation of the Working Capital (the “Initial Closing Date Working Capital”), (D) Buyer’s reasonable good faith written calculation of the unpaid Transaction Expenses (the “Initial Closing Date Transaction Expenses”) and (E) Buyer’s reasonable good faith written calculation of the Closing Debt (the “Initial Closing Date Debt”).  The Initial Closing Date Balance Sheet, the Initial Closing Date Cash, the Initial Closing Date Working Capital, the Initial Closing Date Transaction Expenses and the Initial Closing Date Debt (collectively, the “Initial Closing Date Items”) shall each be prepared, calculated and determined in accordance with GAAP as in effect at the Balance Sheet Time.
(ii)If Sellers’ Representative disputes any item in the Buyer Closing Statement, then Sellers’ Representative shall, within 45 days of receipt of the Buyer Closing Statement (the “Dispute Deadline”), provide written notice of such dispute, setting forth in reasonable detail those Initial Closing Date Items that Sellers’ Representative disputes, the amounts of any adjustments that are necessary in Sellers’ Representative’s judgment for the computations of the disputed Initial Closing Date Items to conform to the requirements of this Agreement, and the basis for Sellers’ Representative’s suggested adjustments together with reasonable working papers and supporting detail (a “Dispute Notice”).  During the period prior to the Dispute Deadline, Sellers’ Representative and his Representatives shall be provided by Buyer with reasonable access during normal business hours to the books and records of the Company, Representatives of Company and Buyer as they may reasonably request to enable them to evaluate the Initial Closing Date Items; provided, however, that Sellers’ Representative and its Representatives will conduct such review in a manner that does not unreasonably interfere with the conduct of the businesses of Buyer, the Company or its respective Representatives.  If Sellers’ Representative provides such a Dispute Notice, then Sellers’ Representative and Buyer shall, during the 60 day period following delivery of a Dispute Notice, negotiate in good faith with a view to resolving such dispute.  If Sellers’ Representative fails to provide a Dispute Notice prior to the Dispute Deadline, then the Buyer Closing Statement shall be deemed to be the “Final Working Capital,” the “Final Closing Cash,” the “Final Closing Date Balance Sheet,” the “Final Closing Transaction Expenses,” and the “Final Closing Debt” respectively, which, in each case, shall be deemed final, conclusive and binding upon all Parties for all purposes of this Agreement.  Any matter set forth in the Buyer Closing Statement that is not included in a timely delivered Dispute Notice will be deemed accepted by Sellers’ Representative (on behalf of itself and Sellers) and Buyer’s determination of such matters will be final, conclusive and binding upon the Parties for all purposes of this Agreement.
(iii)If Sellers’ Representative and Buyer are unable to resolve all items in the Dispute Notice within the 60 day period set forth in Section 1.5(b)(ii), then Buyer and Sellers’ Representative shall promptly and jointly request that the Independent Accounting Firm make a binding determination as to the items remaining in dispute (the “Remaining Dispute Items”) in accordance with this Agreement and the Accounting Principles.  The Independent Accounting Firm will, under the terms of its engagement, have no more than 30 days from the date of referral and no more than 10 Business Days after the final submission of information by Buyer and Sellers’ Representative within which to render its written decision with respect to the Remaining Dispute Items.  The Independent Accounting Firm shall review such submissions and base its determination solely on such submissions.  In resolving any such dispute, the Independent Accounting Firm may not assign a value to any item greater than the maximum value for such item claimed by Sellers’ Representative or Buyer, as applicable, or less than the minimum value for such item claimed by Sellers’ Representative or Buyer, as applicable.  The decision of the Independent Accounting Firm, absent manifest error or Fraud, shall be deemed final and binding upon the Parties and enforceable by any court of competent jurisdiction, and following such decision, the Independent Accounting Firm shall issue the final Initial Closing Date Balance Sheet (which shall be the Final Closing Date Balance Sheet and shall be binding on the Parties to this Agreement), setting forth thereon the Final Closing Cash Consideration.  The fees and expenses of the Independent Accounting Firm shall be allocated to and paid by Buyer, on the one hand, and Sellers’ Representative (on behalf of Sellers), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Independent Accounting Firm.  For instance, if Sellers’ Representative challenges the calculation of the proposed adjustment amount in the proposed Buyer Closing Statement by an amount of $100,000, but the Independent Accounting Firm determines that Sellers’ Representative has a valid claim for only $40,000, Sellers’ Representative (on behalf of Sellers) shall bear 60% (i.e., $60,000/$100,000) of the fees and expenses of the Independent Accounting Firm and Buyer shall bear the other 40% of such fees and expenses (i.e., $40,000/$100,000).  The Independent Accounting Firm may not award interest, damages or penalties.
(iv)The “Final Working Capital,” the “Final Closing Cash”, the “Final Closing Transaction Expenses,” and the “Final Closing Debt,” and the resulting Closing Cash Consideration (the “Final Closing Cash Consideration”) shall be calculated using the Final Closing Date Balance Sheet and in accordance with Section 1.5(b)(ii) and (iii).
(c)Payment following the Post-Closing Cash Consideration Adjustments.  Following the final determination of the Final Closing Cash Consideration, if (i) the Final Closing Cash Consideration is equal to the Closing Date Closing Cash Consideration, then Buyer and Sellers’ Representative shall, within 2 Business Days following such determination, deliver joint written instructions to the Escrow Agent authorizing the Escrow Agent to release the Escrow Amount to Sellers’ Representative (for distribution to Sellers), (ii) the Final Closing Cash Consideration is greater than the Closing Date Closing Cash Consideration paid on the Closing Date (the amount equal to the difference by which the Final Closing Cash Consideration is greater than the Closing Date Closing Cash Consideration, the “Excess”), then (a) Buyer and Sellers’ Representative shall, within 2 Business Days following such determination, deliver joint written instructions to the Escrow Agent authorizing the Escrow Agent to release the Escrow Amount to, or as directed by, Sellers’ Representative (for distribution to Sellers) and (b) Buyer shall pay to Sellers’ Representative (for distribution to Sellers) an amount equal to the Excess, or (iii) the Final Closing Cash Consideration is less than the Closing Date Closing Cash Consideration (the amount equal to the difference by which the Final Closing Cash Consideration is less than the Closing Date Closing Cash Consideration, the “Shortfall”), Buyer and Sellers’ Representative shall, within 2 Business Days following such determination, (a) deliver joint written instructions to the Escrow Agent authorizing the Escrow Agent to release from the Escrow Amount to Buyer an amount equal to the Shortfall and (b) release any Escrow Amount still remaining in escrow to Sellers’ Representative (for distribution to Sellers), and if the Escrow Amount is not sufficient to cover the Shortfall, at Buyer’s sole discretion (1) Sellers’ Representative, on behalf of Sellers, shall pay to Buyer an amount equal to that portion of the Shortfall that is in excess of the Escrow Amount, (2) set-off an amount equal to that portion of the Shortfall that is in excess of the Escrow Amount against amounts otherwise payable to Houston LP pursuant to the Seller Note and/or (3) any combination of (1) and (2).  All payments pursuant to this Section 1.5(c) shall be made by wire transfer of immediately available funds to an account or accounts designated in advance by Sellers’ Representative or Buyer, as applicable, and shall be made on or prior to the 5th Business Day following the final determination of the Final Closing Cash Consideration.
Section 1.6.Consideration Allocation
.  The Parties hereby agree and acknowledge that the Transaction Consideration, together with any amount of other items deemed to be consideration for U.S. federal income Tax purposes (including any assumed liabilities as determined for U.S. federal income Tax purposes), shall be allocated among the assets of the Company in a manner consistent with Sections 741, 751, 755, and 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of applicable state or local Law) and in a manner consistent with the principles and methodologies set forth on Schedule 1.6 (the “Tax Allocation”).  Within 90 days after determination of the Final Closing Cash Consideration, Buyer shall prepare and deliver to Sellers’ Representative a statement setting forth the Tax Allocation thereof in accordance with the immediately preceding sentence (the “Tax Allocation Statement”).  Sellers’ Representative shall have 30 days after his receipt to review and comment on the Tax Allocation Statement.  If Sellers’ Representative does not provide Buyer with any comments to the Tax Allocation Statement within such 30 day period, the Tax Allocation shall be final, conclusive and binding on the Parties.  If Sellers’ Representative timely delivers comments to the Tax Allocation Statement to Buyer, Buyer and Sellers’ Representative shall negotiate in good faith to reach mutual agreement on a final Tax Allocation.  In the event Buyer and Sellers’ Representative are unable to agree on a resolution within 30 days of Buyer’s receipt of Sellers’ Representative’s comments, Buyer and Sellers’ Representative shall engage an Independent Accounting Firm to resolve the matter in a manner consistent with Schedule 1.6 and in a procedural manner consistent with Section 1.5(b)(iii), including the manner of paying the costs of the Independent Accounting Firm, and the determination of the Independent Accounting Firm shall be final and binding on the parties.  Any subsequent adjustments to the Transaction Consideration for U.S. federal income Tax purposes shall be allocated in a manner consistent with the Tax Allocation as finally determined under this agreement.  Buyer, the Company and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Tax Allocation Statement.  Buyer, the Company and Sellers each agree not to take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, litigation, investigation or otherwise, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state or local Law).  Notwithstanding the foregoing, neither Buyer, the Company nor Sellers shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar Proceedings in connection with the Tax Allocation.
Section 1.7.Escrow
.  At the Closing, the Escrow Amount shall be placed in an escrow account to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement as security for the obligations of Sellers’ Representative (on behalf of Sellers), if any, with respect to the Closing Cash Consideration adjustment contemplated in Section 1.5(c).  Buyer, on one hand, and Sellers’ Representative (on behalf of Sellers), on the other hand, will share equally the payment of any fees and expenses payable to the Escrow Agent pursuant to the Escrow Agreement.

Section 1.8Withholding.  Buyer shall be entitled to deduct and withhold from the Transaction Consideration and any other amounts payable or otherwise deliverable to any Person pursuant to this Agreement such amounts as Buyer is required to deduct or withhold therefrom under the Code, or any other Tax law, with respect to the making of such payment; provided that, other than in connection with the failure of a Seller to deliver the form described in Section 1.4(a)(viii), Buyer will, prior to any deduction or withholding, notify the applicable Seller of any anticipated deduction or withholding (including the legal basis therefor) as promptly as practicable and the Parties shall reasonably cooperate to minimize the amount of any applicable deduction or withholding.  To the extent that any amounts are deducted or withheld by Buyer and are remitted to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid by Buyer.

Article II
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
1.The Company and the Sellers’ Representative (on behalf of the Sellers), each represent and warrant to Buyer that the statements contained in this Article II are true and correct as of the date hereof (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date), subject to such exceptions as are set forth in the Disclosure Schedules.
Section 2.1.Organizational Status; Authorization
.  The Company was duly formed on April 19, 2021 (the “Formation Date”), and is a Delaware limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite company power and authority to conduct its business and to own or lease its Assets and Properties, as now conducted, owned or leased.  The Company is duly qualified to do business in each jurisdiction where required.  Complete copies of the Charter Documents of the Company have been made available to Buyer or its Representatives.  The execution and delivery by the Company of Transaction Documents to which the Company is a party, and the performance by the Company of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action required on the part of the Company.  The Transaction Documents to which the Company is a party have been duly and validly executed and delivered by the Company and, assuming that such Transaction Documents have been duly executed and delivered by the Party seeking to enforce such Transactions Documents, constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally, or by general equitable principles, including general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether enforcement is considered in a Proceeding at Law or in equity).
Section 2.2.No Conflicts; Consents and Approvals
.
(a)Except as set forth on Schedule 2.2(a), the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in (i) any breach or violation of or default under the Charter Documents of the Company, (ii) any breach or violation of or default under any Law, judgment or Governmental Authorization applicable to the Company or its Assets and Properties, (iii) any breach or violation of, default under, termination or right to terminate or required payment under, any Material Contract or any of the Licenses and Permits applicable to the Company or by which the Company, the Membership Interests or any of the Assets and Properties of the Company are bound, or (iv) the creation or imposition of any Liens (other than Permitted Liens) on any Assets and Properties of the Company.
(b)Except as set forth on Schedule 2.2(b), no consent, approval, waiver, authorization or other order of or filing with any third party or any Governmental Authority is required on the part of the Company in connection with the Company’s execution and delivery of this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereby and thereby.
Section 2.3.Capitalization of Company
.
(a)Houston owns, indirectly through Houston LP, 100% of the Houston Interests, free and clear of all Liens, other than Permitted Encumbrances.  Kenworthy owns 100% of the Kenworthy Interests, free and clear of all Liens, other than Permitted Encumbrances.  The issued and outstanding limited liability company membership interests of the Company consist solely of the limited liability company membership interests set forth on Schedule 2.3(a) and all of the issued limited liability company membership interests are owned of record by each of the Persons in the respective amounts set forth opposite the names of such Persons on Schedule 2.3(a).  No Person other than the Sellers has ever owned any equity in the Company.  The Membership Interests (which constitute all of the issued limited liability company membership interests of the Company): (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) were offered, sold, issued and delivered in compliance with applicable federal and state securities Laws and (iii) are not subject to, and were not issued in violation of, any preemptive right, purchase option, call option, right of first refusal or offer, subscription right or any similar right or option.  Except as set forth in the Charter Documents of the Company, no Person has assigned, sold, conveyed, transferred, pledged or otherwise disposed of or granted any such option or right with respect to any right, title or interest in or to such Person in the Company.  Except as set forth on Schedule 2.3(a), no such Person is a party to any Contract (other than the Charter Documents of the Company) including any option, warrant or other right to purchase from the Company any limited liability company membership interests of the Company.
(b)Except as set forth on Schedule 2.3(b), the Company is not a party to any Contract that grants or issues, or has otherwise granted, issued or agreed to grant or issue, any other limited liability company membership interests in the Company, and there are no outstanding options, warrants, subscription rights, securities that are convertible into or exchangeable for, or any other commitments of any character relating to, or whose value is determined in relation to, any limited liability company membership interests in the Company.
(c)The Company does not have, nor has it previously had, any Subsidiaries, nor does the Company own, nor has it previously owned, any equity securities of or equity interests in any Person.
Section 2.4.Financial Statements
.
(a)Attached hereto as Schedule 2.4(a) are true and complete copies of  (A) the audited balance sheets and statements of income as of and for the fiscal years ended as of December 31, 2023 and December 31, 2024 for the Company, (B) the reviewed balance sheets and statements of income as of and for the fiscal years ended as of December 31, 2021 and December 31, 2022 for the Company, and (C) the unaudited balance sheets and statements of income (the “Interim Financial Statements”) as of and for the two months ended February 28, 2025 (the “Latest Balance Sheet Date”) for the Company (collectively, the “Financial Statements”).  The Financial Statements (including the related notes and schedules) present fairly in all material respects the financial condition and results of operations of Company as of the dates and for the periods indicated, and have been prepared in accordance with GAAP, except as described on Schedule 2.4(a); provided, however, that the Interim Financial Statements are subject to normal year-end adjustments and lack footnotes or other textual disclosures required under GAAP that are not, individually or in the aggregate, material.

(b)The Company maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to prepare the financial statements of the Company and to maintain accountability for the Assets and Properties of the Company; (iii) prevention or timely detection of unauthorized acquisition, use or disposition of the Assets and Properties of the Company; and (iv) Accounts Receivable, notes and other receivables and Inventory are recorded, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
(c)Except for the Indebtedness listed on Schedule 2.4(c), there is no Indebtedness for Borrowed Money of the Company as of the Closing.
Section 2.5.Absence of Undisclosed Liabilities
.  Except for (a) liabilities specifically disclosed and reserved against in the Financial Statements, or (b) current liabilities incurred in the Ordinary Course of Business since the Latest Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law), that are, individually and in the aggregate, not material in amount, the Company has no liabilities of a type that are required to be reflected in a balance sheet prepared in accordance with GAAP.
Section 2.6.Real Property Leases; Personal Property Leases
.
(a)Schedule 2.6(a) sets forth under the heading “Leased Real Property,” a list of all real property currently leased or subleased by the Company (the “Leased Real Property” or the “Facilities”).  The Company has good title to or otherwise holds a valid leasehold interest in the Facilities and constitute all of the real property necessary to conduct the business operations of the Company, free and clear of any and all Liens, other than Permitted Liens.
(b)Each such lease described in Schedule 2.6(b) (each a “Real Property Lease”) is in full force and effect and, to the Knowledge of the Company is enforceable against the landlord that is party thereto in accordance with its terms.  Except as set forth on Schedule 2.6(b), there exists no material default or material event of default (or any event that with notice or lapse of time or both would become a material default) on the part of the Company, or, to the Knowledge of the Company, any other party, under any Real Property Lease.  Except as set forth on Schedule 2.6(b), since the Formation Date, the Company has not received any written notice of any material default under any Real Property Lease nor any other termination notice with respect thereto.  No third party is in possession of the Leased Real Property, and to the Knowledge of the Company, none of the Leased Real Property is subject to any lease, sublease, license, concession, option to purchase, purchase agreement or grant to any Person of any right relating to the use, occupancy or enjoyment of such property or any portion thereof.  No security deposit or portion thereof deposited with respect such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full. No other party to a Real Property Lease is an Affiliate of, and otherwise has any economic interest in, the Company.
(c)Each lease pursuant to which the Company leases any fixtures, furniture, equipment and any other personal property and under which the Company is required to make payments in excess of $25,000 per annum (the “Personal Property Leases”) is in full force and effect and, to the Knowledge of the Company, is enforceable against the lessor that is party thereto in accordance with its terms.  Except as set forth on Schedule 2.6(c), there exists no material default or material event of default (or any event which with notice or lapse of time or both would become a material default) on the part of the Company, or, to the Knowledge of the Company, any other party, under any Personal Property Lease.  Since the Formation Date, the Company has not received any written notice of any material default under any Personal Property Lease nor any other termination notice with respect thereto.
(d)The Company does not own, and has never owned, any real property.
(e)Since the Formation Date, no Governmental Authority having jurisdiction over the Facilities or the property on which the Facilities are located has provided any written notice or order to the Company that would (i) reasonably be expected to adversely affect the operation of the Facilities as presently conducted, or (ii) be the obligation of the Company to cure.
(f)There are no condemnation or eminent domain Proceedings pending or, to the Knowledge of the Company, threatened or contemplated against the Facilities or the property on which the Facilities are located, and since the Formation Date, the Company has not received any written notice of the desire of any Person or Governmental Authority to take or use the Facilities or the property on which the Facilities are located.
(g)To the Knowledge of the Company, the operation and present use of the property listed under the heading “Leased Real Property” on Schedule 2.6(a) complies in all material respects with all restrictions, sub-division requirements, covenants, easements and cross-easements affecting the Facilities or the property on which the Facilities are located.
(h)Each Facility abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable appurtenant easement benefiting such Facility, and access to each Facility is provided by paved public right of way.
(i)Sufficient utilities are currently available to each Facility in size and capacity to serve the continued use thereof as currently used by the Company in the conduct of the Business.
(j)All material Governmental Authorizations necessary for the occupancy and use of the Facilities for the conduct of the Business as currently conducted have been obtained and are in full force and effect.
(k)All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the Facilities materially conform to all applicable Laws.  All such buildings, structures, improvements, fixtures and appurtenances are in good condition and repair, subject to normal wear and tear, and, to the Knowledge of the Company, no condition exists which interferes with the economic value or use thereof.
Section 2.7.Contracts
.
(a)Schedule 2.7 contains a complete and correct list of all Material Contracts.  The term “Material Contracts” means all of the following types of Contracts to which the Company is a party (excluding any Company Benefit Plan):
(i)all employment and consulting Contracts with current officers, other employees or consultants of the Company which provide for annual payments by the Company in excess of $150,000;
(ii)any Contract (including any indenture) relating to Indebtedness or placing a Lien on any of the Assets and Properties of the Company;

(iii)joint venture, partnership and limited partnership agreements;
(iv)Contracts between the Company and any Person to whom the Company is obligated to pay more than $100,000 in any calendar year, other than such employment and consulting Contracts disclosed in subsection (i) above;
(v)Contracts between the Company and any Person who is obligated to pay more than $50,000 to the Company in a calendar year;
(vi)any Contract which places any material limitation on the method of conducting or the scope of the Company’s Business (other than the business effected by such Contract or confidentiality provisions), including any Contract containing non-competition, exclusivity or most-favored nation pricing provisions materially restricting the business activities of the Company, or which materially prohibits the Company from soliciting customers or vendors, or any other business, anywhere in the world;
(vii)any Contract relating to the acquisition or divestiture of the equity, material assets or business of any Person involving the Company or pursuant to which the Company has any material liability, contingent or otherwise;
(viii)any Contract with a Material Customer or Material Supplier;
(ix)any Contract providing for termination, retention, change in control or similar payments to any current or former Personnel or independent contractor of the Company;
(x)any Contract or commitment for capital expenditures in excess of $100,000 per annum;
(xi)any Contract primarily relating to the development, ownership, use, registration, enforcement of or exercise of any rights under any Intellectual Property (excluding (A) licenses of commercially available “off-the-shelf” Software having a replacement or annual maintenance or subscription costs of less than $100,000, and (B) nonexclusive licenses to customers, confidentiality agreements and agreements with current or former Personnel, vendors or independent contractors, in each case which are granted or entered into in the Ordinary Course of Business and Contracts for which the primary purpose does not relate to the development, ownership, use, registration, enforcement or exercise of any rights under any Intellectual Property);
(xii)other than those entered into in the Ordinary Course of Business, any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the liabilities, obligations or Indebtedness of any other Person;
(xiii)any Contract between the Company and any Governmental Authority;
(xiv)any collective bargaining agreement or similar labor Contract with any labor unions or other employee representatives or groups of employees; and

(xv)any Contract not otherwise disclosed in Schedule 2.7 which is material to the Business, taken as a whole.
(b)The Company has furnished or made available to Buyer or its Representatives complete and correct copies of the Material Contracts listed on Schedule 2.7, and each amendment, supplement, waiver or modification thereto.  All of the Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company, and to the Knowledge of the Company, with respect to each other party to the Material Contracts, and are in full force and effect and, unless terminated in connection with the consummation of the transactions contemplated hereby, shall continue to be in full force and effect on identical terms immediately following the Closing. None of the Company, nor, to the Knowledge of the Company, any other party thereto, is in material default under any Material Contract. Since the Formation Date, the Company has not (i) received any written notice of any material default under any Material Contract or any other written termination notice with respect thereto or (ii) obtained or granted in writing any material waiver of or under any provision of any such Material Contract except for routine waivers granted or sought in the Ordinary Course of Business.
Section 2.8.Employee Benefit Matters
.
(a)Schedule 2.8(a) sets forth a true, complete and correct list of each material Employee Benefit Plan that (i) is maintained, sponsored, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, director, retiree, or individual independent contractor of the Company, or any spouse or dependent of such individual, or (ii) under or with respect to which the Company has or may have any material liability, contingent or otherwise (each (i) and (ii), a “Company Benefit Plan”).
(b)With respect to each Company Benefit Plan, the Company has provided or made available to Buyer true, complete and correct copies of, as applicable: (i) the current plan and trust documents, with all amendments thereto (or for each Company Benefit Plan that is not written, a description thereof); (ii) the most recent summary plan description and all related summaries of material modifications; (iii) the most recent determination or opinion letter received from the IRS; (iv) the three most recent annual reports (Form 5500-series, with all applicable schedules and attachments) and nondiscrimination testing results; (v) all related insurance Contracts and other funding arrangements; and (vi) all material, non-routine notices or correspondence from or with any Governmental Authority dated since the Formation Date.
(c)Each Company Benefit Plan (and each related trust, insurance Contract or fund) has been established, maintained, funded and administered in all material respects in accordance with its terms (and the terms of any applicable collective bargaining agreement, if applicable) and in all material respects in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws, including the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended, and any guidance issued thereunder (“PPACA”). The Company and its ERISA Affiliates (i) have been in material compliance with the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Laws (“COBRA”) and (ii) have been in material compliance with the PPACA. The Company has not incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any material Tax, penalty or other liability under PPACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Sections 4980B, 4980D or 4980H of the Code.  There are no investigations pending or, to the Knowledge of the Company, threatened by any Governmental Authority involving any Company Benefit Plan.  No action, suit or Proceeding (other than routine claims for benefits) is pending against or, to the

Knowledge of the Company, threatened against, any Company Benefit Plan before any court or arbitrator or any Governmental Authority.
(d)Each Company Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code either has received a current favorable determination from the IRS or may rely upon a current favorable opinion letter from the IRS that such Company Benefit Plan is so qualified, and, to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification of such Company Benefit Plan or its continued reliance on the opinion letter, if applicable.
(e)Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to, has an obligation to contribute to, or has any current or contingent liability (including on account of an ERISA Affiliate) under or with respect to (i) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is or was subject to the funding requirements of Section 412 or 430 of the Code or Section 302 or Title IV of ERISA, (ii) any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, (iii) any plan described in Section 413(c) of the Code or Section 4063(a) or 4064(a) of ERISA, (iv) any “multiple employer welfare arrangement,” within the meaning of Section 3(40) of ERISA, or (v) any plan, program or arrangement that provides for or promises post-retirement or post-employment medical, life insurance or other similar welfare benefits (other than health continuation coverage required by COBRA); nor has the Company or any ERISA Affiliate ever maintained, sponsored, contributed to, or had an obligation to contribute to any such plan described above in this Section 2.8(e).
(f)With respect to each Company Benefit Plan, all contributions, distributions, reimbursements and payments (including all employer contributions, employee salary reduction contributions, and premium payments) that are due on or before the Closing Date have been made within the time periods prescribed by the terms of each Company Benefit Plan, ERISA, the Code and other applicable Laws, and all contributions, distributions, reimbursements or payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.
(g)All required reports (including Form 5500 annual reports, Forms 1094-C and 1095-C, summaries of benefits and coverage, and summary annual reports) have been timely filed and distributed (as applicable) in all material respects in accordance with the applicable requirements of ERISA, PPACA, and the Code with respect to each Company Benefit Plan.
(h)With respect to each Company Benefit Plan, none of the Company, its employees nor, to the Knowledge of the Company, any other Person, has (i) engaged in a non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), or (ii) breached any “fiduciary” duty (as defined under ERISA) No claim (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened, with respect to any Company Benefit Plan, and there are no facts that would reasonably be expected to give rise to any such claim.
(i)Except as set forth on Schedule 2.8(i), neither the execution of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby, alone, or in combination with any other event, shall (i) entitle any current or former Personnel or other individual service provider of the Company (or the beneficiaries of such individuals) to any severance, change in control, transaction bonus, retention, or other similar payment under any Company Benefit Plan or otherwise or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee or other individual service provider (or their beneficiaries), or otherwise give rise to any obligation to fund or any liability under any Company Benefit Plan or otherwise.
(j)No payment that is or may be made by, from or with respect to any Company Benefit Plan or otherwise to any current or former employee, officer, director or other service provider of the Company in connection with the transactions contemplated by this Agreement, alone, or in combination with any other related event, could be characterized as an “excess parachute payment” under Section 280G of the Code or could be subject to an excise tax under Section 4999 of the Code.
(k)The Company has no indemnity or gross-up obligation for any Taxes imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local, or non-U.S. Tax Law).
(l)Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in material compliance with, and is in material documentary compliance with, Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder.
Section 2.9.Intellectual Property
.
(a)Schedule 2.9(a) contains a complete and accurate list of all of the Intellectual Property owned by the Company (the “Company’s Intellectual Property”) that is (i) issued or covered by a registration with or the subject of an application for a registration with any Governmental Authority, (ii) a material common law Trademark (including the trademark included in the Pintail Completion IP Assets) or any other material unregistered Intellectual Property, (iii) Software that is material to the Company’s operation of the Business, or (iv) a domain name registered to the Company.  The Company exclusively owns all right, title and interest in and to the Pintail Completions IP Assets and owns, or otherwise has the right to use pursuant to license, sublicense, agreement or otherwise, all other items of Intellectual Property required or otherwise used or held for use in connection with the operation of the Business (including the Information Systems) as presently conducted. The Company has not granted any licenses or other rights to any of the Company’s Intellectual Property material to the Company’s operation of the Business to any third party that remain in effect. All of the Company’s Intellectual Property is in good standing and is duly authorized, validly issued and enforceable. All Trade Secrets and other Confidential Information of the Company have at all times been subject to commercially reasonable measures to preserve their secrecy and confidentiality that are, at a minimum, in accordance with standard industry practice.  To the Knowledge of the Company, there are no facts, rulings or circumstances that would invalidate or render any of the Company’s Intellectual Property unenforceable.
(b)The Company’s use of its Intellectual Property (including the Pintail Completions IP Assets), and the operation of the Business (including the Information Systems and the Company’s use thereof) does not infringe, misappropriate, or violate any of the Intellectual Property of any other Person.  The Company has not received any written notice or other written communication claiming or alleging that the Company has infringed, misappropriated or otherwise made any unlawful or unauthorized use of any of the Company’s Intellectual Property, and, to the Knowledge of the Company, no other Person has threatened to make any such claims and there is no basis for any claims.  To the Knowledge of the Company, no third party is infringing any of the Company’s rights in any of its Intellectual Property. Since the Formation Date, the Company has not made, sent or otherwise communicated any written notice claiming, alleging or suggesting that any third party has infringed, misappropriated, or violated any of the Company’s Intellectual

Property. No consent or approval of any Person with respect to the Company’s Intellectual Property will be required by the consummation of the transactions contemplated hereby.  There are no unresolved claims made by any Person that any use of the Company’s Intellectual Property or the activities of the Company in connection with the Company’s Intellectual Property constitutes unfair competition or a violation of or an infringement of any Intellectual Property of any other Person.
(c)Except as set forth on Schedule 2.9(c), the Company has not licensed (as licensor or licensee), material Software that has been materially customized (excluding configuration of commercially available options) or developed by or solely for the Company for use in the Business.
(d)The Information Systems are operational and functioning consistent with the purposes for which they have been designed in all material respects, are free from significant defects or programming errors, and conform in all material respects to the written documentation and specifications therefor, if any. There are no known material upgrades or additions required to be made to the Information Systems to meet the demands of the Business and its operations as of the Closing Date.
(e)The Company’s practices with regard to the collection, dissemination and use of Personal Data are and, since the Formation Date have been in accordance in all material respects with all applicable Data Security Requirements.  The Company has established, implemented and maintained (i) commercially reasonable safeguards against the unintended destruction, loss or alteration of, and unauthorized access to, all Company Data and (ii) commercially reasonable physical, network, electronic and internet security procedures, protocols, security gateways and firewalls with respect to all Information Systems, in each case that are, at a minimum, in accordance with standard industry practice.  There has been no actual or suspected unauthorized disclosure or use of, or access to, any of the Company Data.  The Company is not under investigation by, subject to any monitoring or audit requirements that are ongoing or have occurred since the Formation Date, or in receipt of any inquiries from any Governmental Authority with respect to applicable Laws relating to data security, privacy, data procurement, use and handling, data loss, theft, and breach of security notification obligations.
Section 2.10.Governmental Authorizations; Compliance with Law
.
(a)The Company has all material Governmental Authorizations required for the conduct of the Business as currently conducted, and is, and since the Formation Date, has been, in compliance in all material respects with such applicable Governmental Authorizations.  All Governmental Authorizations required for the conduct of the Business as currently conducted are listed on Schedule 2.10(a) (the “Required Governmental Authorizations”), and the Company has made available true and complete copies of all such Required Governmental Authorizations.  The consummation of the transactions contemplated hereby shall not adversely affect or impair in any material manner any Required Governmental Authorization or the conduct of the Business, in each case, solely as a result of the consummation of the transactions contemplated hereby, except for any such modification, termination or interruptions caused by Buyer’s or its Affiliates’ direct or indirect ownership of the Company.
(b)Except as set forth on Schedule 2.10(b), the Company is and since the Formation Date, has been, in material compliance with all applicable Laws (including, for the avoidance of doubt, all applicable Anti-Corruption Laws).  The Company has not received any written notice from any Governmental Authority regarding any actual, alleged or potential material violation of, or failure to comply with, any term or requirement of any Law.

(c)Neither the Company nor, to the Knowledge of the Company, any Personnel of the Company, has: (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer or supplier, or any employee or agent of any customer or supplier, (ii) directly or indirectly given or agreed to give any money, gift or similar benefit to any official or employee of any Governmental Authority, or other Person who was, is or could reasonably be expected to be in a position to help or hinder the Business (or assist the Company in connection with any actual or proposed business transaction), including, without limitation, any customer or supplier of the Company or Representative of such customer or supplier, in each case which (x) could reasonably be expected to subject the Company to any damage or penalty in any civil, criminal or governmental Proceeding, (y) if not given in the past, could reasonably be expected to have had an adverse effect on the operations, cash flows or prospects of the Company or (z) if not continued in the future, could reasonably be expected to adversely affect the operations, cash flows or prospects of the Company or (iii) violated or is in violation of any provision of any Anti-Corruption Law.
(d)Neither the Company nor any Personnel of the Company has, since the Formation Date, violated or is in violation of any Export Control Law. Since the Formation Date, the Company has not received written notice alleging that it is not in compliance with applicable Export Control Laws, and the Company has not filed any voluntary disclosures of possible violations of applicable Export Control Laws or any other export violations.  Neither the Company nor any Personnel of the Company (i) is named or described in any screening list maintained by any Governmental Authority, including any list issued by OFAC or any other lists included in the U.S. government’s consolidated screening list or on any similar list, (ii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenue) located in a country in which transactions are prohibited by Law, or (iii) have been convicted of a felony relating to money laundering or is under investigation by any Governmental Authority for money laundering.
Section 2.11.Litigation
.  Except as set forth on Schedule 2.11, (a) as of the date hereof and since the Formation Date, there are no Proceedings pending or, to the Knowledge of the Company, threatened involving the Company or any Person in their capacity as an employee, manager or officer of the Company, affecting (i) any of the Company’s Assets and Properties, (ii) the Business or (iii) the Membership Interests, (b) there are no unsatisfied judgments of any kind against the Company or any Person in their capacity as an employee, manager or officer of the Company, affecting (i) any of the Company’s Assets and Properties, (ii) the Business or (iii) the Membership Interests, and (c) the Company is not subject to any outstanding judgment, order, writ, award, injunction or decree of any Governmental Authority or arbitrator or any outstanding settlement with any Person.  There is no pending investigation of the Company by any Governmental Authority as to which the Company has been duly served or given notice or, to the Knowledge of the Company, threatened investigation of the Company by any Governmental Authority. Except as set forth on Schedule 2.11, since the Formation Date, the Company has not been, and no Person in their capacity as a manager or officer of the Company, or, to the Knowledge of the Company, an employee of the Company, has been, a party to any Proceeding nor, to the Knowledge of the Company, has the Company or any Person in their capacity as an employee, manager or officer of the Company has been threatened to be made a party to any Proceeding.
Section 2.12.Taxes
.  Except as set forth on Schedule 2.12:
(a)Each material Tax Return required to have been filed by the Company has been timely filed and each such Tax Return is true, correct and complete in all material respects.  The Company has timely paid all material Taxes required to be paid by the Company (whether or not shown as due on any Tax Return). No written claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns of a particular type that the Company is subject to taxation of such type by that jurisdiction.
(b)The Company has duly withheld, collected and paid all material Taxes required to have been withheld, collected and paid to the proper Taxing Authority, including in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or any other third party.
(c)There is no written agreement with any Taxing Authority extending a currently open period of assessment or collection of any Taxes payable by the Company.  The Company is not the beneficiary of any currently effective extension of time (other than an automatic extension of time not requiring the consent of the Internal Revenue Service or any other Taxing Authority) within which to file any Tax Return not previously filed.
(d)No deficiencies or adjustments for any material amount of Tax potentially owing by the Company have been claimed, proposed, assessed or threatened (including in any jurisdiction where the Company does not file Tax Returns), which have not been resolved. The Company is not a party to or bound by any “closing agreement” within the meaning of Code Section 7121, any similar agreement with any Governmental Authority or any offer in compromise with any Governmental Authority with respect to any period for which the statute of limitations has not expired, and the Company is not a party to any Tax abatement, incentive, rebate, holiday, or similar Tax reduction agreement with any Governmental Authority.
(e)There are no pending Proceedings in respect of Taxes payable by the Company.
(f)There are no liens arising from unpaid Taxes on any of the assets of the Company, other than Permitted Liens.
(g)The Company is not a party to any Tax allocation, indemnification or sharing agreement or otherwise have any liability for the Taxes of any other Person (other than agreements entered into in the Ordinary Course of Business the primary purpose of which is not the allocation, indemnification or sharing of Taxes).  The Company is not and has not ever been a member of an affiliated, combined, consolidated, or unitary group filing consolidated or combined Tax Returns.
(h)The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code executed on or prior to the Closing Date, (iii) installment sale or open transaction made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.
(i)The Company is in material compliance with all applicable escheatment or unclaimed property Laws.
(j)The Company has not claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.
(j)The Company is, and has been at all times since the Formation Date, been classified as a partnership for U.S. federal and state income Tax purposes and no election has been made (or is pending) to change such treatment. The Company properly made the election described in Section 6221(b) of the Code for the 2021 and 2022 taxable years.
Section 2.13.Absence of Changes
.  Except for the execution and delivery of the Transaction Documents, since the Latest Balance Sheet Date, and except as set forth in Schedule 2.13, there has not been any change, event or development which, individually or together with other such events, has caused or would reasonably be expected to cause a Material Adverse Effect.  Without limiting the foregoing, except as set forth in Schedule 2.13, there has not occurred since the Latest Balance Sheet Date:
(a)any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the material Assets and Properties of the Company other than normal wear and tear;
(b)any amendment to the Charter Documents of the Company or recapitalization, reorganization, liquidation, dissolution, merger or business combination involving the Company;
(c)change in the Company’s accounting policies, procedures or methodologies;
(d)sale or transfer of any material tangible or intangible Assets and Properties of the Company outside of the Ordinary Course of Business;
(e)acquisition by the Company (including, without limitation, by merger, consolidation, or acquisition of stock or assets) of any interest in any Person or any division thereof or any assets;
(f)any incurrence of a Lien (other than a Permitted Lien) on any Assets and Properties of the Company;
(g)incurrence by the Company of any Indebtedness or assumption, guarantee or endorsement by the Company of the obligations of any Person;
(h)any entering into, or material amendment, modification, termination (partial or complete), acceleration or granting of a waiver under or giving any consent with respect to any Material Contract outside of the Ordinary Course of Business;
(i)any declaration, setting aside or payment of any non-cash dividend or other non-cash distribution or payment in respect to the Company’s limited liability company membership interests;
(j)waiver, release, assignment, settlement or compromise by the Company of any material rights or claims, or any material litigation or arbitration;
(k)increase or decrease in excess of fifteen percent (15%) in any compensation (including bonus or incentive compensation) or any benefits payable or to become payable to any current or former Personnel or independent contractors of the Company;
(l)grant of rights to severance or termination pay to, or entrance into any employment, consulting or severance agreement with, any current or former Personnel or independent contractors of the Company;

(m)establishment, entrance into, or amendment, material modification or termination of, any material Employee Benefit Plan;
(n)other than in the Ordinary Course of Business, (i) acceleration of sales into a current period or deferral of any sales into a future period, (ii) delay or postponement of the repair or maintenance of any of the Company’s Assets and Properties, or (iii) variance in any Inventory purchase practices in any material respect from past practices;
(o)any (i) change in or revocation of any material Tax election, settlement or compromise of any written claim or assessment of any material Taxes; (ii) change in any annual Tax accounting period; (iii)  change in any Tax method of accounting; (iv) filing of any amended material Tax Return; (v) entrance into any agreement for Tax sharing, allocation or indemnification (other than agreements entered into in the Ordinary Course of Business the primary purpose of which is not the allocation, indemnification or sharing of Taxes); (vi) request any extension or waiver of the statute of limitation period applicable to any Tax claim or assessment (other than automatic extensions of time not requiring the consent of any Taxing Authority); or (vii) surrendering any rights to claim a material Tax refund;
(p)any capital expenditures or commitments for additions to property, plant or equipment comprising part of the Assets and Properties of the Company in an amount exceeding $100,000; or
(q)any entering into a Contract or committing to do or engage in any of the foregoing after the date hereof.
Section 2.14.Environmental Matters
.  Except for those matters disclosed on Schedule 2.14:
(a)the Company is, and since the Formation Date has been, in material compliance with all applicable Environmental Laws, and has obtained, maintained, and is in material compliance with the terms of all material Licenses and Permits, consents and approvals required under all applicable Environmental Laws to entitle or authorize the Company to operate its assets and to carry on and conduct the Business as currently conducted (“Environmental Permits”);
(b)there are no pending or threatened (in writing) Proceedings to which the Company is a party arising under or related to any Environmental Law with respect to or affecting the Facilities, the Business, or any of the Assets and Properties (whether real, personal or mixed) currently or formerly owned or operated by the Company, and to the Knowledge of the Company, there are no facts or circumstances that would reasonably cause the Company to believe that such Proceeding is likely;
(c)the Company has no Knowledge of any pending, nor has it received any, written notice from any Governmental Authority or from any Person of (i) any unresolved material violation of, or material liability under any Environmental Law by or of the Company, or (ii) any unresolved obligation to undertake, reimburse, or bear the cost of any Environmental Liabilities with respect to the Business, the Assets and Properties, the Facilities or any other properties in which the Company has or had an interest or with respect to any property at which Hazardous Substances were generated, stored, released, or disposed of by the Company;
(d)No Hazardous Substances generated by the Company in the course of the Business have been sent, transported, or transferred to the property of a third party for treatment, storage, disposal, recycling, or reuse under conditions that have resulted in, or would reasonably be expected to result in, material liability to the Company under any Environmental Law, including under any state or federal “Superfund” law; and
(e)No Hazardous Substances have been released or disposed of at the Facilities or at any other property owned or operated by the Company, by the Company, or to the Company’s Knowledge, by any other Person, in quantities that have resulted, or that would reasonably be expected to result, in a material Environmental Liability to the Company.
Section 2.15.Employment Matters
.
(a)Schedule 2.15(a) contains a true and correct list of each individual who, as of the date hereof, is employed by the Company (“Company Employees”), along with each of the Company Employee’s (i) date of hire, (ii) title or grade, (iii) annualized salary or rate of compensation, as applicable, (iv) normal work location, (v) exempt or non-exempt status, (vi) active or leave status, and (vii) actual and target incentive compensation payable for 2025 (including, without limitation, bonus, commissions and fringe benefits that are not provided to all employees, as applicable), in each case, as of the date hereof.  Except as set forth on Schedule 2.15(a), all Company Employees are, and since the Formation Date have been, at-will employees.  Schedule 2.15(a) contains a true and correct list of the Company’s individual independent contractors and shows, with respect to each such contractor, as applicable, the individual’s name, entity name, start and end dates of engagement, location, nature of the services provided, and annual amounts of compensation paid. The Company is not delinquent in payments to any of its current or former employees or service providers for any wages, salaries, commissions, bonuses or other compensation or remuneration for any services performed or reimbursable amounts.  Except as set forth on Schedule 2.15(a), (i) the Company is, and since the Formation Date, has been, in compliance in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal employment opportunity and collective bargaining; (ii) since the Formation Date, the Company has not experienced any strike, material labor dispute or work stoppage, and no such labor dispute is pending, or to the Knowledge of the Company, threatened in writing between any Company Employee and the Company, as applicable; (iii) no material grievance or other material collective bargaining dispute is pending or, to the Knowledge of the Company, threatened in writing against the Company by any current or former employee of the Company; (iv) there are no material workers’ compensation claims pending against the Company by any current or former employee of the Company; (v) there are no pending Proceedings, and since the Formation Date, there have been no Proceedings asserted against the Company by any current or former employees relating to wage and hour statutes, including but not limited to the Fair Labor Standards Act, 29 U.S.C. 201, et seq.; (vi) the Company is, and since the Formation Date has been, in material compliance with all requirements of the Immigration and Reform Control Act of 1986; (vii) the Company is not, and since the Formation Date, has not been, a party to or bound by any collective bargaining agreement including any of the Company Employees; (viii) there is no Contract which restricts the Company from relocating, closing or terminating any of its operations or Facilities; (ix) to the Knowledge of the Company, none of the Company Employees or independent contractors that earn greater than $150,000 per annum has any current or immediate plans to terminate his or her employment or engagement with the Company; and (x) the Company does not have any present intention to terminate the employment of any Company Employee due to material misconduct, absenteeism or unsatisfactory performance.
(b)The Company has not, since the Formation Date, effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, or (ii) a “mass layoff”

(as defined in the WARN Act) affecting any site of employment or facility of the Company, nor has the Company engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act (or any similar state or local Laws).
(c)Since the Formation Date, (i) all employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws have been properly classified, and (ii) all material service providers have been properly classified as non-employees.
(d)Except with respect to any continuing obligations to the Company or its Affiliates, to the Knowledge of the Company, no Personnel of the Company is bound by any Contract that purports to materially limit the ability of such Personnel to engage in or continue to perform any conduct, activity, duties or practice relating to the Business.  To the Knowledge of the Company, no former or current Personnel of the Company is a party to, or is otherwise bound by, any Contract that purports to materially limit the ability of the Company to conduct the Business.
(e)Except as set forth on Schedule 2.15(e), the Company has not entered into any severance or similar arrangement with any Personnel or service provider that would result in any liability of the Company to make any payment to such Personnel or service provider upon a termination of employment or service with the Company, including a termination of employment or service effected by transactions contemplated hereby.
(f)The Company has maintained workers’ compensation coverage as required by applicable Law through the purchase of insurance and not by self-insurance or otherwise.
(g)The Company is not sponsoring any employee to work in the United States or any other country under a visa or work authorization, and no petition for transfer of sponsorship of any such employee, or, to the Knowledge of the Company, for admission of any alien under a non-immigrant or other visa is currently pending. Each Company Employee is authorized to work in the United States.
Section 2.16.Brokers
.  Except as set forth on Schedule 2.16, all negotiations relating to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby have been carried out without the services of any Person acting on behalf of the Company in such manner as to give rise to any valid claim against Buyer or the Company for any brokerage or finder’s commission or similar compensation.
Section 2.17.Insurance
.  Schedule 2.17 lists all policies of property, liability, commercial general liability, workers compensation, health and other forms of insurance currently in effect with respect to the Company, excluding any Company Benefit Plan, (collectively, the “Policies” and individually, a “Policy”) insuring the Assets and Properties or other operations of the Company, setting forth the carrier, policy number, expiration dates, premiums, deductibles, description of type of coverage and coverage amounts.  The Company has provided Buyer with true and complete copies (except as redacted) of all of the Policies.  Each of the Policies is in full force and effect.  All premiums due and payable under such Policies have been paid.  The Company is not in default under any material provisions of any Policy, and, since the Formation Date, the Company has not received written notice of default under, or cancellation or modification of, any Policy.  There is no material claim by the Company pending under any Policy as to which coverage has been denied or disputed by the underwriters of any Policy, and to the Knowledge of the Company, there is no basis for denial of any material claim under any Policy. The Policies are sufficient for material compliance by the Company with all requirements of Law and with the requirements of all Material Contracts.  Since the Formation Date, the Company has not experienced claims in excess of current coverage of such insurance.

Section 2.18.Title, Condition and Sufficiency of Assets
.  Except as set forth on Schedule 2.18, the Company is the sole and exclusive owner of, and has good and valid title to all of its Assets and Properties, which are reflected as owned by the Company on the Latest Balance Sheet or acquired in the Ordinary Course of Business since the Latest Balance Sheet Date, or a valid leasehold or other contractual interest in all of their leased assets, in each case, free and clear of all Liens, except for Permitted Liens.  Except as set forth on Schedule 2.18, the Company currently owns or leases all of the tangible personal property necessary to conduct its business immediately after the Closing in all material respects as conducted during the 12 months prior to the Closing and such tangible personal property is in sufficient condition to allow the Business to be operated in the Ordinary Course of Business consistent therewith, ordinary wear and tear excepted, and are in conformity in all material respects with all applicable Laws and other applicable requirements.
Section 2.19.Banking Facilities; No Powers of Attorney
.  Schedule 2.19 sets forth a true, correct and complete list of: (a) each bank, savings and loan or similar financial institution with which the Company has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company thereat; and (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement.  Except as set forth on Schedule 2.19, the Company does not have any powers of attorney or comparable delegations of authority outstanding.
Section 2.20.Accounts Receivable; Accounts Payable and Inventory
.
(a)Except as set forth on Schedule 2.20(a), the Accounts Receivable reflected in the Latest Balance Sheet, and all Accounts Receivable arising since the Latest Balance Sheet Date, represent bona fide claims against debtors for sales, services performed or other charges arising in the Ordinary Course of Business.  Except as set forth on Schedule 2.20(a), all Accounts Receivable are current and are to be collected in accordance with their terms within 90 days after their respective invoice date, at their recorded amounts.
(b)Except as set forth on Schedule 2.20(b), all accounts payable and other payables of the Company arose in bona fide transactions in the Ordinary Course of Business and no such account payable or other payable is delinquent in its payment per its terms other than amounts due that are contested in the Ordinary Course of Business.  All lease payments, utilities, payroll and/or any and all payables owed by the Company that were due in accordance with their terms on a date before the Closing Date have been paid or reserved for on the Financial Statements in full prior to Closing and there are no outstanding material amounts due with respect to such items.
(c)All material items of Inventory included in the assets reflected on the Latest Balance Sheet or acquired after the Latest Balance Sheet Date and prior to the Closing Date (i) were acquired in the Ordinary Course of Business, (ii) are owned free and clear of any Liens (other than Permitted Liens), (iii) have been valued in a manner consistent with past practice (including, without limitation, the method of computing overhead and other indirect expenses to applied to Inventory) and in accordance with GAAP.  Except as set forth on Schedule 2.20(c), none of the material Inventory is of a quantity or quality not usable and salable in the Ordinary Course of Business, is surplus, obsolete or slow-moving, or is not merchantable and fit for its intended use.  For purposes of this Section 2.20(c), “surplus” means Inventory that on a per part basis exceeds the amount of such part sold during the prior 12-month period and “obsolete” means Inventory that on a per part basis has not been sold in the prior 12-month period.
Section 2.21.Rebates
.  Except as set forth on Schedule 2.21, the Company has not entered into, or offered to enter into, any Contract pursuant to which the Company is or shall be obligated to make any rebates to any customer or other business relation.  The Company has paid all such rebates due and owing by it, and has adequately accrued for any such rebates on the Latest Balance Sheet.

Section 2.22.Customers and Suppliers
.  Schedule 2.22 sets forth a list of (a) the ten largest customers of the Company (with specification of revenues) for the calendar year ended December 31, 2024 and for the current calendar year through February 28, 2025, each based on total aggregate revenue for the Company for such period (the “Material Customers”) and (b) the ten largest suppliers of the Company (with specification of expenditures) for the calendar year ended December 31, 2024 and for the current calendar year through February 28, 2025, each based on the aggregate dollar amount of expenditures by the Company for such period (the “Material Suppliers”).  Except as set forth on Schedule 2.22, since January 1, 2022, no Material Customer or Material Supplier has terminated or materially reduced, or informed the Company in writing that it intends to terminate or materially reduce its business relationship with the Company and, to the Knowledge of the Company, there is no reasonable basis for any such termination or material reduction of such business relationship.
Section 2.23.Affiliate Transactions
.  Except as disclosed on Schedule 2.23, the Company is not presently, nor has it been during the prior 12 months been, a party to any Contract with any current or former equity holder, Personnel or Affiliate of the Company or any Affiliate or Family Member thereof (each such Contract, an “Affiliate Transaction”) nor does any current or former equity holder, Personnel or Affiliate of the Company or any Affiliate or Family Member thereof, directly or indirectly, have, or, during the prior 12 months, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business or any customer or supplier of the Company.
Section 2.24.Licenses and Permits
.  Schedule 2.24 sets forth a true and correct list, together with a description of type, expiration date and status, of each of the Licenses and Permits owned, used or possessed by the Company.  The Company has obtained and maintained in full force and effect all Licenses and Permits required to operate the Business in the Ordinary Course of Business.  The Company has not used any Licenses or Permits owned by third parties in violation of the Law. The Company has provided Buyer with true and complete copies of all Licenses and Permits.  The consummation of the transactions contemplated hereby shall not interrupt or give any Governmental Authority the right to modify, terminate or interrupt the continuation of any of the Licenses and Permits or the conduct of the Business.  The Company is in material compliance with all terms, conditions and requirements of all Licenses and Permits and no Proceeding is pending or, to the Knowledge of the Company, threatened, relating to the revocation or limitation of any of the Licenses or Permits.
Section 2.25.Investigation by the Company and the Sellers
.  Neither the Company nor the Sellers has been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Buyer or any of its Representatives that are not expressly set forth in Article IV (including the Disclosure Schedules), whether or not any such representations, warranties or statements were made in writing or orally.  Each of the Company and the Sellers’ Representative (on behalf of the Sellers) represents and warrants that neither the Buyer nor any of its Representatives have made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Buyer or the transactions contemplated hereby except for the representations and warranties expressly set forth in Article IV.  Each of the Company and the Sellers’ Representative (on behalf of the Sellers) acknowledges that it has conducted, to its satisfaction, its own independent investigation of Buyer and, in making the determination to proceed with the transactions contemplated hereby, the Company and each Seller has relied on the results of its own independent investigation.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

Each Seller, severally and not jointly, represents and warrants to Buyer that the statements contained in this Article III with respect to such Seller are true and correct as of the date hereof:

Section 3.1.Organizational Status; Authorization
.  Each Seller has the requisite power and authority (corporate or otherwise) to enter into and perform its obligations under this Agreement and the other documents and agreements to which such Seller is a party. Houston has the requisite power and authority to cause each Person that holds direct and indirect ownership of the Houston Interests to enter into and perform its obligations under this Agreement and the other documents and agreements to which such Person is a party.  The execution and delivery by such Seller (to the extent such Seller is an entity) of the Transaction Documents to which such Seller is a party, and the performance by such Seller of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action required on the part of such Seller.  The Transaction Documents to which such Seller is a party has been duly and validly executed and delivered by such Seller and, assuming that such Transaction Documents have been duly executed and delivered by the Party seeking to enforce such Transactions Documents, constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally, or by general equitable principles, including general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether enforcement is considered in a Proceeding at Law or in equity).
Section 3.2.No Conflicts; Consents and Approvals
.
(a)Except as set forth on Schedule 3.2(a), the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in (i) any breach or violation of or default under any Law, judgment or Governmental Authorization applicable to such Seller, (ii) any breach or violation of or default under the Charter Documents of any Seller or (iii) the creation or imposition of any Liens (other than Permitted Encumbrances) on the Membership Interests of such Seller.
(b)Except as set forth on Schedule 3.2(b), no consent, approval, waiver, authorization or other order of or filing with any third party or any Governmental Authority is required on the part of such Seller in connection with such Seller’s execution and delivery of the Transaction Documents to which such Seller is a party or the consummation of the transactions contemplated hereby and thereby.
Section 3.3.Investment I
ntent. Houston covenants, warrants, represents and agrees that the Stock Consideration to be acquired by Houston is being acquired solely for his own account for investment purposes and not with a view to or in connection with any sale or other distribution thereof, within the meaning of the Act.
(a)Houston understands and acknowledges that all of the Stock Consideration acquired by him is to be issued and sold to him without registration and in reliance upon certain exemptions under the Act, and in reliance upon certain exemptions from registration requirements under applicable state securities laws.
(b)Houston represents and warrants to Buyer that he will make no transfer or assignment of any of the Stock Consideration except in compliance with the Act, and any other applicable securities laws, and in no event will Houston attempt to transfer or assign any Unvested Stock Consideration.
(c)Houston covenants and agrees that, prior to any transfer or disposition not registered under the Act of any of the Stock Consideration, or any shares received from RPC on account of such Stock Consideration pursuant to a stock dividend, stock split, or similar event, Houston will give written notice to RPC, expressing his intention to effect such transfer or disposition and describing the proposed transfer or disposition.  If requested by RPC, such notice shall be accompanied by an opinion of counsel for Houston, reasonably acceptable to RPC, that the proposed transfer is exempt under the Act and applicable state securities laws.
(d)Houston understands and acknowledges that the certificates representing the Stock Consideration, or if the Stock Consideration is uncertificated, a notice to Houston of the restrictions related thereto, will be inscribed with the following legends, or another legend to the same effect and agrees to the restrictions set forth therein:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any other jurisdiction, in reliance upon exemptions from the registration requirements of such laws.  The shares represented by this certificate may not be sold or otherwise transferred, nor will an assignee or endorsee hereof be recognized as an owner of the shares by the issuer unless (i) a registration statement under the Securities Act of 1933 and other applicable securities laws with respect to the shares and the transfer shall then be in effect, or (ii) the shares are transferred in a transaction which is exempt from the registration requirements of such laws.

The shares represented by this certificate are subject to restrictions on transfer contained in that certain Membership Interest Purchase Agreement dated April 1, 2025.”

(e)Houston understands and acknowledges that he is aware that no federal or state agency has made any recommendation or endorsement of the Stock Consideration or any finding or determination as to the fairness of the investment in such Stock Consideration.
(f)Houston represents and warrants to Buyer that no offer in respect of the Stock Consideration was made to him by RPC or any person acting on RPC’s behalf by means of general or public solicitation or general or public advertising, such as by newspaper or magazine advertisements, by broadcast media, or at any seminar or meeting whose attendees were solicited by such means.
(g)Houston acknowledges and agrees that Buyer has made available all information concerning RPC and its respective businesses, assets, liabilities, and rights which the undersigned has requested to obtain. Houston acknowledges and agrees that he has received all information he requires in order to make his respective investment decision herein.
(h)Houston represents and warrants that he (i) qualifies as an “accredited investor” as such term is defined in Rule 501 of Regulation D issued under the Act, (ii) has his principal residence in the State of Texas, and (iii) is financially sophisticated, and has such knowledge and experience in financial and business matters, and particularly the business conducted by RPC, that he is capable of evaluating the risk of the investment in the Stock Consideration contemplated by this Agreement.

(i)Houston represents and warrants that he has carefully read this Agreement and discussed its requirements and other applicable limitations (including those set forth in Rule 144 under the Securities Act of 1933, as amended) with respect to the transfer or other disposition of the Stock Consideration with legal counsel and all other financial, accounting or other advisers he has deemed necessary or appropriate.
Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER
2.Buyer represents and warrants to the Company and to Sellers, that the statements contained in this Article IV are true and correct as of the date hereof.
Section 4.1.Organizational Status and Authority
.  Buyer is duly organized, validly existing and in good standing under the Laws of the state of Delaware.  Buyer has all requisite legal capacity, power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of the Transaction Documents to which Buyer is a party and the performance by Buyer of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action required on the part of Buyer.  The Transaction Documents have been duly and validly executed and delivered by Buyer and, assuming that such Transaction Documents have been duly executed and delivered by the party seeking to enforce such Transactions Documents, constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally, or by general equitable principles, including general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether enforcement is considered in a Proceeding at Law or in equity).
Section 4.2.No Conflicts; Consents and Approvals
.  The execution, delivery and performance of this Agreement by Buyer will not (a) violate the Charter Documents of Buyer, (b) breach or violate or constitute a default under any Law, judgment, order, decree, License and Permit or Governmental Authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which Buyer is a party or by which it is bound or to which any of its Assets and Properties is subject, or (c) require Buyer to obtain the consent, approval, or authorization of, or make any filing with, any Governmental Authority, except in each case as would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
Section 4.3.Solvency
.  Immediately after giving effect to the transactions contemplated hereunder, assuming the representations and warranties in Article II and Article III are true and correct in all material respects: (a) Buyer shall collectively be able to pay its debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay its debts as they become due (including a reasonable estimate of the amount of all contingent liabilities); (b) the amount of the fair saleable value of the assets of Buyer will exceed the amount of its collective debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) Buyer shall have adequate capital to carry on its business.
Section 4.4.Financial Ability to Perform
.  Buyer has available cash funds or other sources of immediately available funds sufficient to pay the full Transaction Consideration in accordance with the terms of this Agreement and to consummate the transactions contemplated by this Agreement and the Transactions Documents.

Section 4.5.Litigation
.  There are no Proceedings involving Buyer that are pending or, to the knowledge of Buyer, threatened, which question the validity of this Agreement or any action taken or to be taken by it in connection herewith or which could prevent or delay the consummation of the transactions contemplated by this Agreement.
Section 4.6.Investment Intent
.  Buyer is acquiring the Membership Interests for its own account and not with a view to any resale or distribution within the meaning of Section 2(11) of the Act, and the rules and regulations promulgated thereunder.  Buyer acknowledges that the Membership Interests are not registered under the Act or any applicable state securities Law, and that the Membership Interests may not be sold except pursuant to the registration provisions of the Act or pursuant to an applicable exemption therefrom and pursuant to state securities Laws, as applicable.
Section 4.7.Brokers
.  No broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
Section 4.8.Investigation by Buyer
.
(a)Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, the Sellers or the Sellers’ Representative or any of their respective Representatives or Affiliates that are not expressly set forth in Article II or Article III (including the Disclosure Schedules), whether or not any such representations, warranties or statements were made in writing or orally. Buyer represents and warrants that none of the Company, the Sellers nor the Sellers’ Representative nor any of their respective Representatives or Affiliates have made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the Sellers or the transactions contemplated hereby except for the representations and warranties expressly set forth in Article II or Article III. Buyer acknowledges that it has conducted, to its satisfaction, its own independent investigation of the Company and has formed an independent judgment concerning the business, assets, condition, operations and prospect of the Company and its Subsidiaries, and, in making the determination to proceed with the transactions contemplated hereby, Buyer has relied on the results of its own independent investigation. Notwithstanding any provision to the contrary in this Agreement, but without limiting the rights of Buyer in the case of fraud, Buyer waives all rights Buyer, Buyer’s Affiliates or any of their respective Representatives may have against the Company or any of its Representatives resulting or arising from the distribution to the Buyer, or the Buyer’s use of, any information, documents or material provided or made available to the Buyer in the Data Room, provided during management presentations or in any other forms in expectation of the transactions contemplated by this Agreement.
(b)Buyer acknowledges that none of the Company, the Sellers nor the Sellers’ Representative nor any of their respective Representatives makes, will make or has made any representation or warranty, express or implied, (i) as to the prospects of the Company or its profitability for Buyer, or with respect to any forecasts, projections or business plans made available to Buyer (or its Affiliates, officers, directors, employees, agents or Representatives) in connection with Buyer’s review of the Company, or (ii) as to the condition, value or quality of the Membership Interests or business or assets of any of the Company, or (iii) as to the accuracy or completeness of any of the information provided or made available to Buyer, any of its Affiliates or any of its or their respective Representatives, except, in each case, for any such representation or warranty contained in Article II or Article III.
(c)Buyer has no Knowledge of any breach or misrepresentation of, or inaccuracy in, any representation or warranty of the Company or the Sellers contained in this Agreement or in any Transaction Document.
Section 4.9.Stock Consideration
.  Upon issuance, the Stock Consideration will be duly authorized, validly issued, fully paid and non-assessable, will be listed on the New York Stock Exchange, and will not be subject to any option, call, preemptive, subscription or similar rights, other than restrictions on transfer imposed by applicable securities laws and this Agreement. RPC has sufficient authorized but unissued shares or treasury shares of RPC Shares to meet its obligation to deliver the Stock Consideration under this Agreement.
Article V
COVENANTS OF PARTIES
Section 5.1.Tail Coverage
.  On or before the Closing Date, Sellers’ Representative shall have caused the Company to obtain “tail” or “new line run-off” insurance policies, as applicable, arranged by the Company prior to the Closing, with a claims period of at least six years from the Closing Date with respect to (i) directors’ and officers’ liability insurance, and (ii) employment practices liability insurance (EPLI), in each case in an amount and scope at least as favorable as the Company’s existing policy (or, to the extent there is no such existing policy, in an amount and scope as mutually agreed upon by the Parties) for claims arising from facts or events that occurred on or prior to the Closing Date (“Tail Coverage”). No less than three Business Days prior to Closing, the Sellers’ Representative shall provide Buyer written notice of the estimated expense and terms of the Tail Coverage. If such insurance coverage cannot reasonably be obtained for an aggregate premium of no more than 300% of the amount of the aggregate annual premium of the Company’s directors’ and officers’ insurance policy and employment practices liability insurance policy in place as of immediately prior to the Closing (the “Tail Cap Price”), the Parties shall cooperate in good faith to obtain the maximum amount of Tail Coverage reasonably available for the Tail Cap Price. The cost of such Tail Coverage shall be borne (a) 50% by Buyer and (b) 50% by Sellers (which Sellers’ portion thereof shall be included as a Transaction Expense). The Tail Coverage shall not be amended, repealed, or otherwise modified by Buyer or any of their Affiliates for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of the Company or individuals who, at the Closing, were directors, officers, employees, fiduciaries, or agents of the Company and, in each case, covered by the Tail Coverage.
Section 5.2.Employee Matters
.
(a)For no less than the 12-month period immediately following the Closing Date (or if earlier, the date of the Continuing Employee’s termination), Buyer shall, or shall cause its Affiliates to, provide to those individuals who are immediately prior to the Closing Date employed by the Company and remain employed by the Company immediately following the Closing (the “Continuing Employees”) with compensation and employee benefits that are not materially less favorable in the aggregate, as determined by Buyer, to the compensation paid (including, for the avoidance of doubt, base salary or wage rate and cash incentives) and employee benefits available to such employees immediately prior to the Closing Date. For the avoidance of doubt, this Section 5.2 shall not be deemed to be a guarantee of employment to any employee or officer of the Company or to impose any obligation on Buyer or its Affiliates to continue the employment of any Person.

(b)Buyer shall, or shall cause its Affiliates to, use commercially reasonable efforts to credit each Continuing Employee with all service credited to such Continuing Employee by Sellers or their Affiliates as of the Closing Date for purposes of eligibility, vesting (other than with respect to future equity awards), and vacation accruals only to the extent and for the same purpose as such service was recognized under a corresponding Company Benefit Plan, except in each case, (A) for the purposes of benefit accrual under any defined benefit plan, or (B) to the extent such credit would result in duplicative compensation or benefits.  Buyer shall, for the plan year in which the Closing occurs, use commercially reasonable efforts to waive, or cause to be waived, all pre-existing condition exclusions, evidence of insurability requirements, actively at work requirements, waiting periods, and similar requirements applicable under welfare benefit plans maintained by Buyer or its Affiliates and offered to Continuing Employees (“Buyer Benefit Plans”) with respect to Continuing Employees and their spouses and dependents to the extent such pre-existing condition exclusions, evidence of insurability requirements, actively at work requirements, waiting periods, and similar requirements would not have been applicable to or were otherwise satisfied by Continuing Employee prior to the Closing Date.  Buyer shall use commercially reasonable efforts to, for the plan year in which the Closing occurs, credit or cause to be credited, Continuing Employees with all amounts paid prior to the Closing Date with respect to each group health benefit plan for purposes of satisfying all applicable deductible, coinsurance, and out-of-pocket requirements for the plan year that includes the Closing Date under the analogous Buyer Benefit Plan as if such amounts had been paid with respect to such Buyer Benefit Plan.
(c)Following the Closing Date, Sellers shall cooperate with Buyer in good faith to complete Forms I-9 for all Continuing Employees and confirm that they are in compliance with applicable Law.
(d)The provisions of this Section 5.2 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person (including any Continuing Employee), other than the Parties to this Agreement and their respective successors and permitted assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Section 5.2.  Nothing contained herein, express or implied: (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement; (ii) shall alter or limit Buyer’s ability to amend, modify or terminate any benefit plan, program, agreement or arrangement; or (iii) is intended to confer upon any Continuing Employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.
(e)Following the Closing Date, Buyer shall cause the Company to provide to each of the Continuing Employees listed on Schedule 5.2(e) (each, a “Listed Employee”) the employee benefits set forth on Schedule 5.2(e) under such Listed Employee’s name therein, subject to such Listed Employee’s active employment with the Company at the time of payment or provision of such benefit, which shall be paid in accordance with the Company’s normal payroll practices and procedures and in accordance with applicable Law; provided, however, that upon the three (3) year anniversary of the Closing Date , Buyer shall review in good faith the employee benefits provided to the Listed Employees pursuant to this Section 5.2(e) and thereupon have the right to terminate the provision of such benefits in the event Buyer determines that the provision thereof does not reasonably align with the business interests of the Buyer and its Affiliates.
Section 5.3.Cancellation of Pintail Completions
.  No later than ten Business Days after the Closing Date, Houston shall wind-up and dissolve Pintail Completions and shall thereafter cause Pintail Completions to file with the Secretary of State of the State of Delaware (and any other Governmental Authority, if applicable) the documents necessary to cancel Pintail Completions and any foreign qualifications of Pintail Completions pursuant to applicable Law. Houston shall deliver to Buyer file-stamped evidence, accepted by the Secretary of State of the State of Delaware (or any other Governmental Authority, if applicable), of such cancellation no later than two Business Days following Houston’s receipt of such file-stamped evidence from such Governmental Authority. Sellers shall cooperate with Buyer in transferring the ownership of the name “Pintail Completions” to Buyer in each jurisdiction necessary to conduct the Business.  From and after the Closing Date, no Seller or any of their Affiliates shall, directly or indirectly, use the name or mark “Pintail Completions”, “Pintail Alternative Energy”, “Pintail Energy”, “Pintail”, or any word, logo, expression or other identifier of source that is confusingly similar thereto or constituting an abbreviation, derivation or extension thereof.

Section 5.4.Confidentiality and Public Announcements
.  Until the disclosure contemplated by the next following sentence is made, the Parties hereto each agree to, and to direct their respective directors, officers, employees, representatives and agents with a need to know such information to, maintain the confidentiality of and not disclose to any third party the transactions contemplated by this Agreement, unless disclosure is required by applicable Laws. No Party shall announce or otherwise publicize the transactions contemplated by this Agreement without the prior written consent of the other Parties except to the extent that a publication or announcement is otherwise required by federal or state Laws (in which case such publication or announcement shall be permitted only the extent permitted by applicable Law).
Section 5.5.Confidential Information
.  Each Seller acknowledges that it had or may have had in the past, currently has and/or in the future may have, as applicable and as a direct result of engaging in the transactions contemplated by this Agreement, access to Confidential Information of Buyer and its Affiliates (including, from and after the Closing, the Company) (“Buyer Confidential Information”).  Each Seller agrees that it will, and will cause its Affiliates and the officers, employees and authorized representatives of each of them to, keep confidential all Buyer Confidential Information.  Each Seller agrees that it will not, and will cause its Affiliates and the officers, employees and authorized representatives of each of them not to, use or disclose any Buyer Confidential Information to any Person, except with the specific prior written consent of Buyer (which may be withheld for any reason or no reason).  For purpose of this Section 5.5, Confidential Information shall not include information that (i) is publicly available as of the Closing Date, (ii) later becomes known to the public generally through no fault of Buyer or Company or their respective Representatives, (iii) is independently developed by Seller without reference to or reliance on any information referenced hereunder, or (iv) is required to be disclosed by Law or the order of any Governmental Authority under color of law or by the rules of the New York Stock Exchange, provided, that prior to any such disclosure by Seller under this clause (iv), Seller shall give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest that disclosure (to the extent allowable by the applicable law, rule or order).
Section 5.6.R&W Policy
. From and after binding of the R&W Policy (which shall be no later than the Closing Date), Buyer shall not, and shall not allow any other party thereto to, amend, modify, or otherwise change, terminate, or waive any provision of the R&W Policy in a manner adverse to any Seller, including any rights of the insurer to subrogate or seek recovery from any Seller or any Affiliates or Representatives of a Seller.
Section 5.7.Release
.
(a)Effective on the Closing Date, each Seller, on behalf of itself, or himself and including its or his Affiliates (other than the Company), heirs, executors, personal representatives, successors and assigns (the “Seller Releasing Parties”), hereby irrevocably and unconditionally acquits, remises, discharges and forever releases Buyer, the Company and their respective Affiliates, equityholders, partners, managers, trustees, employees, officers, directors and agents (collectively, the “Buyer Releasees”) from any and all claims, demands, losses, costs, damages, penalties, Taxes, fines, expenses, Proceedings, obligations and liabilities of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, which any one or more Seller Releasing Parties has or may have, or has had or may hereafter have against any of the Buyer Releasees, including but not limited to, any claims, demands, losses, costs, damages, penalties, Taxes, fines, expenses, Proceedings, obligations or liabilities arising under any Law or Contract, whether written or oral, to the extent arising on or prior to the Closing in connection with the Company (the “Buyer Released Matters”); provided that Buyer Released Matters acquitted, remised, discharged and released pursuant to this Section 5.7 shall not include, and nothing in the foregoing release shall operate to impair the rights and obligations under or prevent such Seller (or its Affiliates) from asserting any claim against the Buyer Releasees arising from or in connection with  (i) any rights of a Seller under this Agreement, the Transaction Documents or the other documents and agreements executed in connection herewith or therewith, (ii) accrued and unpaid salary or compensation owing to a Seller, (iii) subject to the terms hereof, unpaid benefits of a Seller accrued under each Employee Benefit Plan in the Ordinary Course of Business, to the extent such benefits have accrued prior to the Closing Date, (iv) rights of a Seller to reimbursement of reasonable, documented business expenses incurred in the Ordinary Course of Business and in accordance with the policies and practices of the Company; provided, in the case of the foregoing clauses (ii) through (iv), such salary, benefits or expenses were accrued or incurred during the payroll period immediately preceding the Closing in the Ordinary Course of Business, or (v) Fraud.
(b)Effective on the Closing Date, Buyer, on behalf of itself, its Subsidiaries (including the Company), RPC and RPC’s Subsidiaries, and their respective successors and assigns (the “Buyer Releasing Parties”), hereby irrevocably and unconditionally acquits, remises, discharges and forever releases each of the Sellers and their respective Affiliates, equityholders, partners, managers, trustees, employees, officers, directors and agents (collectively, the “Seller Releasees”) from any and all claims, demands, losses, costs, damages, penalties, Taxes, fines, expenses, Proceedings, obligations and liabilities of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, which any one or more Buyer Releasing Parties has or may have, or has had or may hereafter have against any of the Seller Releasees, including but not limited to, any claims, demands, losses, costs, damages, penalties, Taxes, fines, expenses, Proceedings, obligations or liabilities arising under any Law or Contract, whether written or oral, to the extent arising on or prior to the Closing in connection with the Company (the “Seller Released Matters”); provided that Seller Released Matters acquitted, remised, discharged and released pursuant to this Section 5.7(b) shall not include, and nothing in the foregoing release shall operate to impair the rights and obligations under or prevent Buyer (or its Affiliates) from asserting any claim against the Seller Releasees arising from or in connection with (i) any rights of Buyer or any of its Affiliates (including the Company), or their respective successors and assigns under this Agreement, the Transaction Documents or the other documents and agreements executed in connection herewith or therewith, or (ii) Fraud.
Article VI
INDEMNIFICATION
Section 6.1.Indemnification by Sellers
.  Subject to the applicable provisions of this Article VI, Houston (on behalf of Houston and Houston LP) and Kenworthy shall each, on a several and not joint basis, indemnify and hold harmless Buyer and its successors, equity holders, directors, managers, officers, employees, and Affiliates (including, from and after the Closing, Company) (the “Buyer Indemnified Parties”) from and against any and all Indemnity Losses incurred or suffered by the Buyer Indemnified Parties or any of them as a result of, arising out of, or relating to:

(a)any breach of, or inaccuracy in, any of the Fundamental Representations;
(b)any nonfulfillment or breach by Sellers or Sellers’ Representative of any covenant or agreement made by Sellers or the Company, as applicable, in this Agreement, any Transaction Document or any certificate or instrument delivered by or on behalf of such Persons pursuant to this Agreement;
(c)Indemnified Taxes;
(d)any Closing Debt not taken into account in the determination of the Final Closing Cash Consideration pursuant to Section 1.5;
(e)any Transaction Expenses not taken into account in the determination of the Final Closing Cash Consideration pursuant to Section 1.5;
(f)any Proceedings identified on, or which should have been identified on, Schedule 2.11; and/or
(g)those items set forth on Schedule 6.1(g) hereto.
Section 6.2.Indemnification by Buyer
.  Buyer shall indemnify and hold harmless Sellers and their respective successors, equity holders, directors, managers, officers, employees, and Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Indemnity Losses incurred or suffered by the Seller Indemnified Parties or any of them as a result of, arising out of, or relating to:
(a)any breach of, or inaccuracy in, any of the representations or warranties of Buyer contained in Article IV hereof; and
(b)any breach or failure to perform by Buyer to perform its covenants, obligations or agreements contained in this Agreement, any Transaction Document, or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement.
Section 6.3.Indemnification Notice; Litigation Notice
.  If a Party believes that it has suffered or incurred any Indemnity Loss to which it is entitled to indemnification pursuant to Section 6.1 or 6.2 (such Party, the “Claimant”), subject to the survival periods in Section 6.6 and the other indemnity limitations in this Article VI, the Claimant shall so notify, as the case may be, (a) Buyer in the event the Claimant is a Seller Indemnified Party, or (b) Sellers’ Representative, in the event the Claimant is a Buyer Indemnified Party, promptly (but in any event within 30 days of becoming aware of such Indemnity Loss) in writing (x) identifying the party or parties which the Claimant believes has an obligation to indemnify Claimant (the “Indemnifying Party”) and (y) describing such Indemnity Loss and the provisions under this Agreement on which such claim is based (subject to and taking into account the limitations in this Article VI), including the amount thereof, if known, in such detail as is reasonably practicable, including any documentation reasonably related to such Indemnity Loss (the “Indemnification Notice”).  If any Proceeding is instituted by a third party with respect to which the Claimant intends to claim any liability or expense as an Indemnity Loss under this Article VI (a “Third-Party Claim”), it shall promptly (but in any event within 30 days of becoming aware of such Indemnity Loss) notify the Indemnifying Party in writing of such Third-Party Claim describing such Indemnity Loss (subject to the limitations in this Article VI) and the amount thereof, if known, all with reasonable detail, including any documentation reasonably related to such Indemnity Loss and the provisions under this Agreement on which such claim is based (the “Litigation Notice”) in lieu of an Indemnification Notice.  For the avoidance of doubt, no failure or delay in providing an Indemnification Notice or Litigation Notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby).

Section 6.4.Disagreement Notice
.  If the Indemnifying Party does not agree that the Claimant is entitled to full reimbursement for the amount or claim specified in the Indemnification Notice or the Litigation Notice, as the case may be, the Indemnifying Party shall notify the Claimant (the “Disagreement Notice”) within 30 days of its receipt of the Indemnification Notice or the Litigation Notice, as the case may be.  Any dispute regarding indemnification shall be resolved as provided for in Section 8.10, Section 8.11, and Section 8.12.
Section 6.5.Defense of Third-Party Claims
.
(a)The Indemnifying Party shall have 30 days after receipt of the Litigation Notice to (1) notify the Claimant, in writing, that it elects to conduct and control the Third-Party Claim (the “Election Notice”) and (2) appoint counsel reasonably acceptable to the Claimant to be lead counsel in connection with the defense of such Third-Party Claim.  If the Indemnifying Party gives a Disagreement Notice or does not give the foregoing Election Notice during such 30 day period, the Claimant shall have the right (but not the obligation) to defend, contest, settle or compromise such Third-Party Claim in the exercise of its reasonable discretion.  Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of the defense of such Third-Party Claim, and shall pay (subject to the limitations in this Article VI) the reasonable fees and expenses of one counsel to all Claimants arising out of the same or similar set of circumstances in connection with such defense, if such Third-Party Claim (i) seeks as a means of recourse an injunction or other equitable relief against the Claimant, (ii) involves a criminal or quasi criminal Proceeding, action, indictment, allegation or investigation, (iii) involves a claim, including a claim by a current customer or supplier of the Claimant which, if adversely determined, would, in the good faith judgment of the Claimant, be reasonably expected to establish a precedent, custom or practice adverse to the continuing business interests or prospects of the Claimant; (iv) could reasonably be expected to result in an Indemnity Loss (including the cost of defense) that exceeds the amount, if any, then remaining under the Indemnification Cap, (v) involves, in the good faith, written determination of counsel of the Claimant, a conflict of interest between the Indemnifying Party and the Claimant in which Claimant is able to bring claims that are not available to the Indemnifying Party, or (vi) is being conducted and controlled by the insurer under the R&W Policy (clauses (i) through (vi), the “Exception Claims”).
(b)If the Indemnifying Party timely gives the foregoing Election Notice and such Third-Party Claim is not an Exception Claim, the Indemnifying Party shall have the right to undertake, conduct and control, at the Indemnifying Party’s sole expense, the conduct and settlement of such Third-Party Claim, and the Claimant shall provide its reasonable cooperation, at the Indemnifying Party’s expense to the extent Claimant incurs reasonable out of pocket expenses, including providing reasonable access during regular business hours to records and Personnel of the Claimant to the Indemnifying Party in connection therewith; provided, however, that (i) the Indemnifying Party shall not consent to any settlement that imposes any injunction against the Claimant without the prior written consent of the Claimant, (ii) the Indemnifying Party shall permit the Claimant to participate in such conduct or settlement through legal counsel chosen by the Claimant, but the fees and expenses of such legal counsel shall be borne solely by the Claimant, (iii) upon a final determination of such Third-Party Claim, the Indemnifying Party shall promptly reimburse the Claimant, to the extent required under this Article VI, for the full amount of any Indemnity Loss incurred by the Claimant, except fees and expenses of legal counsel that the Claimant incurred pursuant to clause (ii) following the receipt by the Claimant of the Election Notice, and (iv) the Indemnifying Party shall have the right to pay or settle such Third-Party Claim provided that (A) such settlement is solely for monetary damages, all of which are being paid by the Indemnifying Party, (B) the Claimant has no liability with respect to such settlement, (C) the terms of such settlement provide for a full release of the Claimant, and (D) the consent of the insurer under the R&W Policy is obtained, if required by the insurer or the R&W

Policy, and (v) the Claimant shall have the right to pay or settle any such Third-Party Claim with the written consent of the Indemnifying Party.
(c)If (i) the Claimant does not receive an Election Notice within 30 days after the Indemnifying Party’s receipt of the Litigation Notice with respect to a Third-Party Claim, (ii) such Third-Party Claim is an Exception Claim or (iii) the Indemnifying Party fails to agree to indemnify the Claimant for all Indemnity Losses attributed to such Third-Party Claim, in each case, the Claimant may defend against and settle such matter as it deems appropriate at the expense of the Indemnifying Party (subject to the limitations set forth in this Article VI); provided, that the Indemnifying Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnifying Party and shall not be recoverable from such Claimant under this Article VI.
(d)To the extent of any conflict between this Section 6.5 and Section 7.1(e), Section 7.1(e) shall govern.
Section 6.6.Survival and Time Limitations
.  The representations and warranties contained in Article II, III and IV of this Agreement (except for the Fundamental Representations) will terminate at the Effective Time. The Fundamental Representations shall survive the Closing for a period of 60 days following the expiration of the applicable statute of limitations.  The obligations of Houston and Kenworthy to indemnify the Buyer Indemnified Parties from Indemnity Losses as a result of, arising out of, or relating to (a) Indemnified Taxes pursuant to Section 6.1(c) shall survive for a period of four years after the Closing Date, (b) the matters set forth in Section 6.1(d) or Section 6.1(e) shall survive for a period of one year after the Closing, and (c) the matters set forth in Section 6.1(f) and Section 6.1(g) shall survive the Closing until the Maturity Date (as defined in the Seller Note). If a claim for indemnification is asserted by a Claimant before the expiration of the applicable survival period set forth in this Section 6.6, such asserted claim shall survive until the final adjudication and resolution of such claim.
Section 6.7.Limitation on Certain Indemnified Losses
.
(a)In the event that a Buyer Indemnified Party incurs Indemnity Losses arising under Section 6.1 of any amount and such amount is utilized to satisfy all or a portion of the Retention under the R&W Policy in respect of a claim thereunder (any such amount, a “Retention Indemnity Loss”), such Buyer Indemnified Party shall, subject to the limitations set forth herein, be required to offset (on a dollar-for-dollar basis) an amount equal to (i) 100% of the amount of the Retention Indemnity Loss for any Retention Indemnity Losses arising under either Section 6.1(d) or Section 6.1(e), and (ii) 50% of the amount of the Retention Indemnity Loss for any other Retention Indemnity Losses, against the aggregate amount of outstanding principal and interest owed by Buyer to Houston LP on the Seller Note.  Notwithstanding the first sentence of this Section 6.7(a), except with respect to Exempted Losses, Indemnity Losses with respect to a Fundamental Breach Claim, or Retention Indemnity Losses arising under either Section 6.1(d) or Section 6.1(e), in no event shall the Buyer Indemnified Parties be permitted to offset amounts against the Seller Note (or otherwise recover from any Seller or Affiliate of a Seller) under this Section 6.7(a) for Indemnity Losses with respect to a Retention Indemnity Loss in an aggregate amount in excess of one-half of the then current Retention (the “Indemnification Cap”); provided, however, that irrespective of the Retention, in no event shall the Indemnification Cap exceed (x) $521,000 in the first year after the Closing Date or (y) $365,000 after the first year after the Closing Date.
(b)With respect to Indemnity Losses arising under (i) Section 6.1(a) (such claim, a “Fundamental Breach Claim”), (ii) Section 6.1(c), (iii) Section 6.1(d), (iv) Section 6.1(e) or (v) Section 6.1(f), in each case, other than Indemnity Losses arising from Exempted Losses, the Buyer Indemnified Parties shall use their reasonable best efforts to first seek recourse against the R&W Policy before seeking recourse against Sellers. In the event Buyer Indemnified Parties are not successful in seeking recourse against the R&W Policy for Indemnity Losses arising out of a Fundamental Breach Claim (such claim, an “Excluded Fundamental Breach Claim”), the Buyer Indemnified Parties shall be required to first offset the amount of such Indemnity Losses against the Seller Note pursuant to Section 6.7(a) before seeking recourse against Sellers. For the avoidance of doubt, to the extent the Indemnity Losses arising from a Covered Fundamental Breach Claim exceed $36,750,000.00 (the “R&W Policy Limit”), the amount of Indemnity Losses in excess of the R&W Policy Limit shall be an Excluded Fundamental Breach Claim.
(c)Other than with respect to Exempted Losses, in no event shall Sellers in the aggregate be liable to indemnify the Buyer Indemnified Parties for Indemnity Losses pursuant to this Article VI (i) arising under Section 6.1(c), Section 6.1(f), or related to exclusions under the R&W Policy (other than those exclusions listed on Schedule 6.1(g)), in an amount, in the aggregate, in excess of the portion of the Seller Note Offset Amount then outstanding, (ii) arising under Section 6.1(d) or Section 6.1(e) in an amount, in the aggregate, in excess of Five Million and No/100 Dollars ($5,000,000.00) (iii) (A) arising under Section 6.1(b), or (B) related to Excluded Fundamental Breach Claims, in an aggregate amount in excess of an amount equal to the Transaction Consideration, or (iv) arising under any individual item set forth on Schedule 6.1(g), in an amount in excess of the corresponding amount associated with each item set forth on Schedule 6.1(g), provided that in no event shall Sellers in the aggregate be liable to indemnify the Buyer Indemnified Parties for Indemnity Losses arising under Section 6.1(g) in an amount in excess of the aggregate amount of outstanding principal and interest then owed by Buyer to Sellers on the Seller Note.
(d)Except for (i) Indemnity Losses up to the amount of the Indemnification Cap, (ii) Exempted Losses and (iii) Excluded Fundamental Breach Claims, claims made by the Buyer Indemnified Parties against the R&W Policy shall be the sole and exclusive remedy of the Buyer Indemnified Parties for any Indemnity Losses arising under Section 6.1(a).
(e)With respect to the recovery by any Buyer Indemnified Parties of Indemnity Losses pursuant to this Article VI for which recourse against the R&W Policy is not available, and, if applicable, after such Buyer Indemnified Party has used reasonable best efforts to recover thereunder in accordance with Section 6.7(b), such Buyer Indemnified Party shall, subject to the limitations set forth herein and to the extent recourse against the Seller Note is available, offset (on a dollar-for-dollar basis) the amount of such Indemnity Losses against the aggregate amount of outstanding principal and interest owed by Buyer to Houston LP on the Seller Note. For the avoidance of doubt, any amounts paid by Sellers with respect to the Indemnification Cap offset against the Seller Note shall reduce (on a dollar-for-dollar basis) the amount then outstanding of the Seller Note Offset Amount. Notwithstanding anything herein to the contrary, if the Seller Note has been cancelled due to a Termination Event (as such term is defined in the Seller Note) or if the outstanding amount of principal and interest on the Seller Note has been reduced to zero, then the Sellers, on a joint and several basis, shall indemnify the Buyer Indemnified Party to the extent such Buyer Indemnified Party would have been permitted to offset such Indemnity Losses against the Seller Note if the Seller Note had not been cancelled or been reduced to zero.
(f)For the purposes of determining the existence of any breach of or inaccuracy in any representation or warranty in this Agreement or in calculating Indemnity Losses hereunder (other than the term “Material Contract,” “Material Customer” or “Material Supplier” or the term or definition “Material Adverse Effect”), each qualification to a representation or warranty by use of the word “material”, “materially”, or “Material Adverse Effect” shall be disregarded.
(g)The Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, shall take commercially reasonable steps to mitigate any Indemnity Loss as required under Law after any Buyer Indemnified Party or Seller Indemnified Party, as applicable, becomes aware of any event which does, or could reasonably be expected to, give rise to any such Indemnity Loss, and shall notify the Indemnifying

Party of such efforts.  The amount of any Indemnity Losses for which indemnification is provided under this Article VI will be computed net of (i) any insurance or other proceeds actually received by the Claimant or the other Buyer Indemnified Parties in connection with such Indemnity Loss, subject to Section 6.8, (ii) any indemnity, contribution or other similar payment the Claimant or the other Buyer Indemnified Parties actually received from any Person with respect to such Indemnity Loss, and (iii) any other payment or monetary recoupment received, realized or retained by the Claimant or other Buyer Indemnified Party as a result of the events giving rise to the claim.  Any Claimant that becomes aware of Indemnity Losses for which it intends to seek indemnification hereunder will use commercially reasonable efforts to pursue claims and collect any amounts to which it may be entitled under insurance policies or from third parties (pursuant to indemnification agreements or otherwise); provided, that all reasonable costs, fees and expenses incurred by the Claimant to collect such amounts shall be deemed an Indemnity Loss (subject to the limitations set forth in this Article VI).
(h)The fact that there exists more than one provision of this Agreement or a Transaction Document giving the right to any Party to assert claims for indemnification for a particular matter or Indemnity Loss, such Party shall have the right, at its election, to make a claim under all or any portion of such provisions, but notwithstanding the fact that any Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or another agreement entered into in connection herewith in respect of any fact, event, condition or circumstance no Person shall be entitled to recover the same Indemnity Loss suffered by such Person more than once under all such agreements in respect of such fact, event, condition or circumstance or if such amount was included in the calculation of Working Capital Liabilities, Closing Debt or Transaction Expenses.
Section 6.8.Insurance Recovery
.  The amount of any Indemnity Loss for which indemnification is provided under Section 6.1 or 6.2 shall be net of any amounts actually received by the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, under insurance policies with respect to such Indemnity Loss (after deducting therefrom out-of-pocket costs and expenses reasonably incurred and documented in pursuing or obtaining such insurance proceeds, the amount of any deductible or retention actually paid with regard to such claim by Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, and the amount of any increased premium amounts directly attributable to such claim). The Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, shall use reasonable best efforts (which shall not include commencing litigation or incurring material out-of-pocket costs or expenses) to pursue recovery for Indemnity Losses under any available insurance coverage, but, subject to Section 6.7(b) in respect of the R&W Policy, shall not be required to do so prior to making any claim under this Agreement.
Section 6.9.Special Rule for Fraud
.  Notwithstanding anything to the contrary contained in this Article VI, in the event any claim for Indemnity Loss (a) under Section 6.1(a) or Section 6.2(a), or (b) resulting from any breach of, or inaccuracies in, any representation or warranty set forth in Article II or Article III that do not constitute Fundamental Representations, arises out of Fraud, then (x) solely with respect to the underlying claim of Fraud, such representation or warranty shall survive indefinitely and (y) the limitations set forth in Section 6.7, as applicable, shall not apply to any Indemnity Loss that the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach.
Section 6.10.Exclusive Remedy
.  Except as provided in Section 1.5, for specific performance or injunctive relief, and for legal or equitable relief for any claim for Fraud, the right to indemnification under this Article VI (including recourse to the R&W Policy) shall constitute the sole and exclusive right and remedy available to any Party hereto for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, in the Escrow Agreement, the certificates delivered pursuant to Section 1.4(a)(xii) and Section 1.4(a)(xiii), or otherwise with respect to the Company, its respective Assets and Properties, the Business and/or this Agreement, and no Party hereto or any of its Representatives shall seek, assert, initiate or maintain any legal action at law (including the Comprehensive Environmental Response, Compensation, and Liability Act or any other Environmental Law) or in equity against any other Party hereto which is directly or indirectly related to any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise with respect to the Company, its respective Assets and Properties, the Business and/or this Agreement.  Each Party hereby waives its right to seek any other remedy therefor, whether at law (including the Comprehensive Environmental Response, Compensation, and Liability Act or any other Environmental Law), in equity or otherwise, including any common law claims for breach of contract, contribution or indemnification.

Section 6.11.Tax Treatment of Indemnity Payments
. To the maximum extent permitted by Law, it is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the purchase price for all Tax purposes, and the parties agree to file their Tax Returns accordingly.
Section 6.12.R&W Policy
. Nothing in this Agreement shall in any way limit Buyer or its Affiliates from making any claims or receiving any recoveries under the R&W Policy, whether for breaches under this Agreement or any other claim that may be permitted to be made under the R&W Policy.
Article VII
POST-CLOSING MATTERS
Section 7.1.Taxes
.  The following provisions shall govern the allocation of responsibility as between Buyer, on one hand, and Sellers, on the other hand, for certain Tax matters following the Closing Date:
(a)Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”): (i) the amount of any real, personal and intangible property taxes, ad valorem taxes and similar obligations (“Property Taxes”) for the portion of such Straddle Period through the end of the Closing Date shall be determined between the period (or portion thereof) ending on or prior to the Closing Date and the period (or portion thereof) beginning after the Closing Date by prorating such Property Taxes on a daily basis over the entire Straddle Period, and (ii) the amount of any non-Property Taxes (including any income taxes or similar Taxes) for the portion of such Straddle Period through the end of the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time); provided, however, that all exemptions, allowances, or deductions for the entire Straddle Period which are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the two short periods in proportion to the number of days in each period; provided further, and notwithstanding anything to the contrary in this Agreement, the Parties agree that any Transaction Tax Deductions shall be allocated to the Pre-Closing Tax Period and the election under Revenue Procedure 2011-29 shall be made to deduct 70% of any “success-based” fees.
(b)Responsibility for Filing Tax Returns.  Subject to the other provisions of this Section 7.1, including the remaining provisions of this Section 7.1(b), Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company that are filed after the Closing Date, including Tax Returns for any Pre-Closing Tax Period or Straddle Period that are due after the Closing Date (each such Tax Return for any Straddle Period, a “Buyer Prepared Return”); provided, however, Sellers’ Representative shall prepare or cause to be prepared and file or cause to be filed all Pass-Through Tax Returns.  The Pass-Through Tax Returns shall be prepared in a manner consistent with the past Tax practices of the Company unless otherwise required by applicable Law. Sellers’ Representative shall provide all Pass-Through Tax Returns (including supporting work papers and any other information reasonably requested by Buyer) that Sellers’ Representative is required to prepare and file, or cause to be prepared and filed, pursuant to this Section 7.1(b) to Buyer at least 30 days prior to the date on which such Tax Returns are required to be filed (taking into consideration applicable extensions) for its review and comment.  Within ten days after the receipt of any Pass-Through Tax Returns, Buyer will submit to Sellers’ Representative in writing any proposed changes to such Pass-Through Tax Returns.  Buyer and Sellers’ Representative will endeavor in good faith to resolve any differences with respect to the Pass-Through Tax Returns within five days after Sellers’ Representative’s timely receipt of written proposed changes from Buyer.  Buyer shall provide any Buyer Prepared Returns (i) that are due prior to the final determination of the Final Closing Cash Consideration pursuant to Section 1.5 or (ii) that may reasonably be expected to result in a claim against Seller on the basis of Indemnified Taxes, to Sellers’ Representative at least 30 days prior to the date on which such Buyer Prepared Returns are required to be filed (taking into consideration applicable extensions, or for any non-income Tax Return, such shorter period as Buyer and Sellers’ Representative agree is reasonable to give Sellers’ Representative a meaningful opportunity to review and comment) for their review and comment. Within ten days after the receipt of any Buyer Prepared Return, Sellers’ Representative will submit to Buyer in writing any proposed changes to such Buyer Prepared Returns.  Buyer and Sellers’ Representative will endeavor in good faith to resolve any differences with respect to the Buyer Prepared Return within five days after Buyer’s receipt of written proposed changes from Sellers’ Representative.  Any unresolved disputes regarding a Pass-Through Tax Return or any such Buyer Prepared Return will be resolved by the Independent Accounting Firm, the costs of which shall be borne by each party in a manner consistent with Section 1.5(b)(iii).  The determination of such Independent Accounting Firm shall be binding on the Parties.  In the event the Independent Accounting Firm does not resolve any disputed issue prior to the due date for such Tax Return (including extensions), then such Tax Return shall be filed as determined by the Party responsible for filing such Pass-Through Tax Return or Buyer Prepared Return pursuant to this 7.1(b) (reflecting any changes agreed to by Buyer and Sellers’ Representative) and such filing Party shall use reasonable efforts to file an amended Tax Return to reflect the Independent Accounting Firm’s final resolution of such disputed issue.
(c)Cooperation on Tax Matters.  The Parties hereto shall reasonably cooperate, and shall cause their respective representatives and Affiliates to reasonably cooperate, including by agreeing to furnish or cause to be furnished to the other, upon request, as promptly as reasonably practicable, such information and assistance relating to Taxes of the Company, including, without limitation, access to books and records, as is reasonably necessary in preparing and filing all Tax Returns (including amended Tax Returns and claims for refund), in making any election relating to Taxes, in handling audits, examinations, investigations and administrative, court or other Proceedings relating to Taxes, in resolving all disputes, audits and refund claims with respect to such Tax Returns and Taxes, and any earlier Tax Returns and Taxes of the Company, and in all other appropriate Tax matters.
(d)Certain Taxes and Fees.  All sales, use, transfer, filing, recordation, registration and similar Taxes and fees arising from or associated with the transactions contemplated by this Agreement (“Transfer Taxes”), whether levied on any Seller or Buyer or any of their respective Affiliates, shall be borne (i) 50% by Buyer and (ii) 50% by Sellers, and any such Tax Returns and other documentation with respect to all such Taxes will be prepared and filed by the party required to file such Tax Returns.  Buyer and Sellers’ Representative shall cooperate in good faith to minimize, to the extent possible under applicable Law, the amount of any such Transfer Taxes.

(e)Tax Claims.  Buyer shall promptly (and shall cause its Affiliates to promptly) notify Sellers’ Representative following receipt of written notice of any audit, examination, notice of deficiency, administrative or judicial Proceeding or claim by any Taxing Authority in respect of any (i) Pass-Through Tax Return or, (ii) Tax or Tax Return that could reasonably be expected to serve as the basis for a claim for indemnification pursuant to this Agreement with respect to Indemnified Taxes or (iii) prior to the final determination of the Final Closing Cash Consideration pursuant to Section 1.5, to the extent not already covered by clauses (i) and (ii) above, any other Tax or Tax Return related to a Pre-Closing Tax Period (each, a “Tax Claim”); provided, that failure to provide such notification timely shall not affect Buyer’s right to indemnification hereunder except to the extent Sellers are actually prejudiced by such failure. With respect to any Tax Claim relating to a Pass-Through Tax Return or for which Sellers may be liable pursuant to Section 6.1(c), Sellers’ Representative shall have the right, but not the obligation, to control the settlement and resolution of each such Tax Claim by providing written notice to Buyer within 15 days of Buyer’s (or, if applicable, its Affiliate’s) delivery to Sellers’ Representative of notice of the applicable Tax Claim; provided, that (a) Sellers’ Representative shall keep Buyer reasonably informed of all material developments relating to any Tax Claim controlled by Sellers’ Representative, (b) Buyer shall be entitled to participate in such Tax Claim at its sole cost and expense, including having an opportunity to review and comment on, all material submissions made to a Taxing Authority in connection with such Tax Claim, and (c) Sellers’ Representative may not agree to a settlement or compromise thereof without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  Buyer shall have the right to control any other Tax Claim (including any such Tax Claim which Sellers’ Representative does not elect to control pursuant to the foregoing provisions); provided, that, (v) Buyer shall keep Sellers’ Representative reasonably informed of all material developments relating to any Tax Claim controlled by Buyer, (x) Sellers’ Representative shall be entitled to participate in such Tax Claim at its own expense, including having an opportunity to review and comment on, all material submissions made to a Taxing Authority in connection with such Tax Claim, and (z) Buyer shall not (and shall not permit any of its Affiliates to) agree to (or permit or cause) a settlement or compromise thereof without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.
(f)Imputed Underpayment.  Notwithstanding the foregoing provisions of this Section 7.1, in the event that the Company is liable for an imputed underpayment of Taxes under Code Section 6225 for a Pre-Closing Tax Period, Sellers shall, unless otherwise consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), validly make (or cause the applicable partnership representative to make), the election under Section 6226 of the Code (or a similar provision of state, local, or other Tax Law) with respect to the alternative to payment of imputed underpayment by the Company for such Pre-Closing Tax Period, and Sellers (and, as applicable, any former holders of limited liability company membership interests of the Company) shall take any action, such as filings, disclosures, and notifications, necessary to effectuate such election and pay their respective share of the imputed underpayment of Taxes.
(g)Post-Closing Actions.  Following the Closing, without the prior written consent of Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not cause or permit any of its Affiliates (including the Company) to, (i) amend, modify, supplement or re-file any Tax Return of the Company for any Pre-Closing Tax Period, (ii) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Tax Return of the Company for any Pre-Closing Tax Period, (iii) file any voluntary disclosure agreement, participate in any arrangement similar to a voluntary disclosure agreement or voluntarily approach any Taxing Authority regarding any failure to file Tax Returns of the Company or pay Taxes with respect to any Tax Returns of the

Company for any Pre-Closing Tax Period, or (iv) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency, in each case, to the extent such action (or inaction) (A) relates to a Pass-Through Tax Return or (B) could increase Taxes for which any Seller (or its direct or indirect equityholders) would be liable (including because the Final Closing Cash Consideration has not been finally determined or because the applicable survival period for the indemnity in Section 6.1(c) has not yet expired).
(h)Tax Treatment.  The Parties hereby agree and acknowledge that (A) pursuant to Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432, the purchase and sale of the Membership Interests will be treated for U.S. federal income Tax purposes as a purchase of the assets of the Company by Buyer, and by the Sellers as a sale under Code Section 741 of their respective Membership Interests; (B)(i) to the extent of the Closing Stock Consideration Value, consistent with Situation 3 of Revenue Ruling 2007-49, Houston LP is treated as selling substantially vested Membership Interests in exchange for substantially nonvested Stock Consideration of equal value in a taxable transaction pursuant to Section 1001 of the Code, (ii) immediately thereafter, Houston LP is treated as distributing the Stock Consideration to Houston through intermediate entities, and (iii) Houston LP and Houston shall each timely make a proper election under Section 83(b) with respect to the Stock Consideration; and (C) Houston LP and Houston shall each timely make a proper election under Section 83(b) with respect to the Seller Note ((A), (B) and (C) collectively, the “Tax Treatment”).  The Parties hereto shall (i) file all Tax Returns in a manner consistent with the foregoing Tax Treatment and (ii) not take any position inconsistent with the foregoing Tax Treatment, in each case, except as required by applicable Law or a “determination” within the meaning of Section 1313(a) of the Code.
Article VIII
GENERAL PROVISIONS; MISCELLANEOUS
Section 8.1.Modification; Waiver
.  This Agreement may be modified only by a written instrument executed by each Party.
Section 8.2.Entire Agreement
.  This Agreement, including the Disclosure Schedules and exhibits hereto, the documents, instruments and schedules referred to herein and all other documents dated as of the Closing Date, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof.
Section 8.3.Expenses
.  Except as expressly provided herein, each Party shall pay its own expenses incident to the preparation of this Agreement and the negotiation and consummation of the transactions contemplated by this Agreement.
Section 8.4.Further Actions
.  Each Party will execute and deliver such certificates and other documents, furnish to the other Party information reasonably requested by such Party and take such other actions as may reasonably be requested by another Party in order to consummate or implement the transactions contemplated hereby.
Section 8.5.Notices
.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows:  (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), 2 Business Days after mailing; (c) if sent by electronic mail so long as also given by another means permitted hereby, when transmitted and receipt is confirmed in writing by the recipient; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

If to Sellers’ Representative:

Matthew T. Houston

[***]

[***]

[***]

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

4550 Travis Street

Dallas, Texas 75205

Attention: Kevin T. Crews, P.C.; Adam Garmezy

Email:[***]

If to Buyer or the Company:

Thru Tubing Solutions, Inc.

c/o RPC, Inc.

2801 Buford Highway NE, Suite 300

Atlanta, Georgia 30329

Email: [***]Attention: Ben Palmer, Chief Executive Officer

With a copy (which shall not constitute notice) to:

Arnall Golden Gregory LLP

171 17th Street, NW, Suite 2100

Atlanta, Georgia 30363

E-mail: michael.thaler@agg.com

Attention: Mike Thaler

or to such other address or to such other Person as any Party hereto has last designated by written notice to the other parties.

Section 8.6.Assignment
.  This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party hereto without (i) the prior written consent of Sellers’ Representative in the case of an assignment by Buyer, which shall not be unreasonably withheld, conditioned or delayed, and (ii) the prior written consent of Buyer in the case of an assignment by a Seller, which shall not be unreasonably withheld, conditioned or delayed. For the avoidance doubt, Buyer may assign all or a portion of its rights hereunder or under the Transaction Documents to (a) one or more of its Affiliates (a “Buyer Assignee”), (b) any of its or any Buyer Assignee’s lenders as collateral security, or (c) a purchaser of the Company or substantially all of the assets thereof.  No assignment shall release the assigning party of its obligations and liabilities under this Agreement.
Section 8.7.No Third Party Beneficiaries
.  Nothing in this Agreement shall confer any rights upon any Person that is not a party or a successor or permitted assignee of a Party to this Agreement.

Section 8.8.Counterparts
.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, with the same effect as if the signatures thereto were in the same instrument.  Signature pages exchanged by “pdf” or other electronic means shall be fully binding.  This Agreement shall be effective and binding on all parties when all parties have executed and delivered a counterpart of this Agreement.
Section 8.9.Rules of Construction
.
(a)Unless the context otherwise requires, references herein: (i) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.
(b)When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.  If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.
(c)The words “hereby,” “herein,” “hereof,” “hereunder,” “hereinafter” and words of similar import refer to this Agreement as a whole (including any exhibits and schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears.  The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”  The definitions given in this Agreement apply equally to both the singular and plural forms of the terms defined.  Whenever the context requires, any pronoun includes the corresponding masculine, feminine and neuter forms.  If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).
(d)The word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or.”
(e)The Disclosure Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement.
(f)The Parties hereto acknowledge that each Party and its attorney(s) have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(g)The provision of a Table of Contents, the division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and do not affect, and will not be utilized in construing or interpreting, this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
(h)All references to currency herein, including, but not limited to, “$”, “USD” and “dollars,” shall be to, and all payments required hereunder shall be paid in, U.S. dollars.

(i)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(j)The words “delivered,” “furnished” or “made available” (or any phrase of similar import) shall mean that such document was posted, at least 1 Business Day prior to the Closing Date, to the online data room hosted on behalf of the Company and Sellers under “Project Beretta” at [***]
Section 8.10.Governing Law; Jury Waiver
.
(a)THIS AGREEMENT WILL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE THAT WOULD REQUIRE THE SUBSTANTIVE LAWS OF ANOTHER STATE TO APPLY.
(b)THE PARTIES HERETO HEREBY AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.
Section 8.11.Consent to Jurisdiction and Forum Selection
.  EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY.
Section 8.12.Dispute Resolution
.  Notwithstanding anything to the contrary in this Agreement, with the exception of disputes, controversies or claims which are specifically prescribed to be resolved in accordance with the procedures set forth in Section 1.5 hereof, or where the sole remedy sought is injunctive relief (including specific performance), all disputes, controversies or claims arising out of or relating to this Agreement or the transactions contemplated hereby shall be resolved by agreement among the Parties, or, if not so resolved within forty-five (45) days following written notice of dispute given by any Party to the other Parties, and if written notice of the desire to arbitrate is given by any of the Parties as provided below and the matter is not then otherwise resolved by the Parties, by resort to arbitration in accordance with Title 9 of the United States Code (the United States Arbitration Act) and the Commercial Arbitration Rules, all as amended from time to time (the “Rules”) of the American Arbitration Association and the provisions of this Section 8.12; provided, however, that the provisions of this Section 8.12 shall prevail in the event of any conflict with such Rules. The Parties agree that they shall use their respective commercially reasonable efforts to cause the matter to be presented to a panel of three arbitrators (at least one of whom shall have at least ten (10) years of industry experience relating to the subject matter of the dispute) within thirty (30) days after the establishment of such panel. Such panel shall consist of one arbitrator selected by Buyer, one arbitrator selected by the Sellers’ Representative, and a third arbitrator selected by the two arbitrators so selected, who shall act as chairman of the panel; provided that each arbitrator shall be independent. The decision of a majority of the arbitration panel with respect to the matters referred to them pursuant hereto shall be final and binding upon the Parties to the dispute (absent Fraud or manifest error), subject to any rights of appeal under the Rules, and confirmation and enforcement thereof may be rendered thereon by any court having jurisdiction upon application of any Person who is a party to the arbitration proceeding.  The costs and expenses incurred in the course of such arbitration, including reasonable attorneys’ fees, shall be borne by the Party or Parties against whose favor the decisions and conclusions of the arbitration panel are rendered. Any arbitration shall be conducted remotely.

Section 8.13.Specific Performance
.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties agree that, in addition to any other remedies at Law for damages or other relief permitted under this Agreement, each Party may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.  Each Party hereby waives any requirement for securing or posting of any bond in connection with such remedy.
Section 8.14.Time is of the Essence
.  This Agreement contains a number of dates and times by which performance or exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed.  For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date and time applicable to it on the basis that its late action constitutes substantial performance.  Without limiting the foregoing, time is of the essence in this Agreement.
Section 8.15.Sellers’ Representative
.
(a)Each Seller hereby appoints Matthew Houston as his or its exclusive representative, agent, proxy and attorney-in-fact for all purposes under this Agreement, including to represent such Seller in all matters related to this Agreement as Sellers’ Representative.  Sellers’ Representative will have full power and authority, on behalf of all of Sellers, to take all actions required or desirable under this Agreement or the Escrow Agreement, and to take all other actions reasonably required to properly represent any or all of Sellers under this Agreement or the Escrow Agreement, including to:
(i)give and receive notices and communications;
(ii)authorize delivery of cash from the Escrow Amount pursuant to the Escrow Agreement;
(iii)receive payment of funds from Buyer for further distribution to Sellers in accordance with their Pro Rata Percentages;
(iv)agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 1.5(c);
(v)agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by a Buyer Indemnified Party pursuant to Article VI;
(vi)litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VI;
(vii)execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Transaction Document (including the Escrow Agreement);
(viii)make all elections or decisions contemplated by this Agreement and any Transaction Document (including the Escrow Agreement);

(ix)engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Sellers’ Representative in complying with its duties and obligations; and
(x)take all actions necessary or appropriate in the good faith judgment of Sellers’ Representative for the accomplishment of the foregoing.

With respect to all such matters, all Sellers will be bound by the actions taken by Sellers’ Representative.  Sellers’ Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of Sellers according to each Seller’s Pro Rata Percentage (the “Majority Holders”).  In the event of the death, incapacity, resignation or removal of Sellers’ Representative, a new Sellers’ Representative shall be appointed by the vote or written consent of the Majority Holders.  Notice of such vote or a copy of the written consent appointing such new Sellers’ Representative shall be sent to Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Buyer.

(b)All decisions and actions by Sellers’ Representative in connection with this Agreement and the Transaction Documents will be final, binding and conclusive upon each of Sellers, and no Seller will have the right to object to, dissent from, protest or otherwise contest the same.  Sellers’ Representative will have no duties or obligations hereunder, including any fiduciary duties, except those specifically set forth in this Agreement and such duties and obligations will be determined solely by the express provisions of this Agreement.
(c)A decision, act, consent or instruction of Sellers’ Representative shall constitute a decision for all of Sellers, and shall be final, binding and conclusive upon each of Sellers.  Buyer may rely upon any decision, act, consent or instruction of Sellers’ Representative as being the decision, act, consent or instruction of each and all of Sellers.  Buyer is hereby relieved from any liability to any Person for any acts done in accordance with such decision, act, consent or instruction of Sellers’ Representative.
(d)Each Seller severally, for itself only and not jointly, agrees to indemnify and hold harmless Sellers’ Representative and its Representatives against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts incurred by such Persons in connection with any action to which Sellers’ Representative or such other Person is made a party by reason of the fact that it is or was acting as, or at the direction of, Sellers’ Representative pursuant to the terms of this Agreement and any other Transaction Document.  Neither Sellers’ Representative nor any of its representatives shall incur any liability to any Seller by virtue of the failure or refusal of such Persons for any reason to consummate the transactions contemplated by this Agreement or relating to the performance of their duties hereunder.  Sellers’ Representative and its Representatives shall have no liability in respect of any action brought against such Persons by any Seller, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, if such Persons took or omitted taking any action in good faith.
(e)Provided that Buyer has made the payments to Sellers’ Representative (on behalf of Sellers) as contemplated in this Agreement, neither Buyer nor its Affiliates shall have any liability to Sellers in regard to the payments to be made from Sellers’ Representative to Sellers under this Agreement nor shall Buyer or Sellers’ Representative have any liability in respect of any allocations and adjustment pursuant to Section 1.5 or with respect to the determination of the Pro Rata Percentages.

*****

(Signatures appear on following pages.)

3.IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing.

BUYER:

Thru Tubing Solutions, Inc.

By: /s/ Ben M. Palmer

Name: Ben M. Palmer

Title: President

[Signature Page to Membership Interest Purchase Agreement]

SELLERS:

Houston Companies, L.P., a Delaware limited partnership

By: /s/ Matthew T. Houston

Name: Matthew T. Houston

Title: President

By: Houston Companies GP, L.L.C., a Delaware limited liability company

Its: General Partner

By: /s/ Matthew T. Houston

Name: Matthew T. Houston

Title: Authorized Signatory

By:  /s/ Clayton Kenworthy

Name: Clayton Kenworthy, in his individual capacity

By:  /s/ Matthew T. Houston

Name: Matthew Houston, in his individual capacity

THE COMPANY:

Pintail Alternative Energy, L.L.C., a Delaware limited liability company

By: /s/ Matthew T. Houston

Name: Matthew T. Houston

Title: Chief Executive Officer

SELLERS’ REPRESENTATIVE:

By: /s/ Matthew T. Houston

Name: Matthew T. Houston, in his capacity as Sellers’ Representative

[Signature Page to Membership Interest Purchase Agreement]

EXHIBIT A

DEFINITIONS

“Accounting Principles” means the principles, practices, methodologies, classifications and procedures used by the Company in the preparation of the Financial Statements.

“Accounts Receivable” means: (a) all trade accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or debts, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers; (b) all other accounts or notes receivable and the full benefit of all security for such accounts or notes; and (c) any claims, remedies and other rights related to any of the foregoing.

“Act” means the Securities Act of 1933, as amended.

“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.  For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise.

“Affiliate Transaction” shall have the meaning set forth in Section 2.23.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, and other applicable Laws concerning or relating to bribery or corruption.

“Assets and Properties” of any Person means all assets and/or properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, Inventory, goods and Intellectual Property.

“Assignment of Membership Interests” shall have the meaning set forth in Section 1.4(a)(i).

“Balance Sheet Time” shall have the meaning set forth in Section 1.5(a).

“Base Cash Price” means an amount equal to One Hundred Seventy Million and No/100 Dollars ($170,000,000.00).

“Business” means the business of providing wireline services in the Permian Basin in support of pump-down perforation operations.

“Business Day” means any day other than Saturday, Sunday or any day on which banks located in Atlanta, Georgia are authorized to be closed for the conduct of regular banking business.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Assignee” shall have the meaning set forth in Section 8.6.

“Buyer Closing Statement” shall have the meaning set forth in Section 1.5(b)(i).

“Buyer Confidential Information” shall have the meaning set forth in Section 5.5.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 6.1.

“Buyer Prepared Return” shall have the meaning set forth in Section 7.1(b).

“Buyer Released Matters” shall have the meaning set forth in Section 5.7(a).

“Buyer Releasees” shall have the meaning set forth in Section 5.7(a).

“Buyer Releasing Parties” shall have the meaning set forth in Section 5.7(b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub.  L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority applicable to the Company.

“Charter Documents” means, with respect to any Person at any time, in each case as amended, modified and supplemented at that time, (i) the articles or certificate of formation, incorporation or organization (or the equivalent organizational documents) of that Person, (ii) the bylaws, regulations or limited liability company agreement or regulations (or the equivalent governing documents) of that Person and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Person’s capital stock or of any rights in respect of that Person’s capital stock.

“Claimant” shall have the meaning set forth in Section 6.3.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Amount” shall have the meaning set forth in Section 1.2(b)(vi).

“Closing Cash” means the aggregate cash and cash equivalents (including marketable securities, short-term investments, credit card receivables, money orders, deposits in transit and any checks received (but not yet deposited), any other payments that the Company has received but not yet cleared) of the Company as of the Closing, as determined in accordance with GAAP.

“Closing Date” shall have the meaning set forth in the Preamble.

“Closing Date Closing Cash Consideration” shall mean an amount equal to the sum of (i) the Base Cash Price, (ii) plus the amount of the Estimated Closing Cash, (iii) minus the amount of the Estimated Closing Debt, (iv) plus the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital, but only to the extent such difference is in excess of the Working Capital Collar Amount or minus the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital, but only to the extent such difference is in excess of the Working Capital Collar Amount, as applicable, (v) minus the amount of the Estimated Closing Transaction Expenses.

“Closing Debt” means the amount of the Indebtedness of the Company as of the Closing.

“Closing Stock Consideration Value” shall have the meaning set forth in Section 1.2(d)(iii).

“COBRA” shall have the meaning set forth in Section 2.8(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” shall have the meaning set forth in Section 2.8(a).

“Company Data” means the proprietary or confidential data, including customer data and Personal Data held by the Company.

“Company Employees” shall have the meaning set forth in Section 2.15(a).

“Company’s Intellectual Property” shall have the meaning set forth in Section 2.9(a).

“Confidential Information” means, with respect to any Person, all Trade Secrets, know-how and other confidential, nonpublic or proprietary information of that Person, including any such information derived from reports, investigations, research, studies, work in progress, codes, marketing, sales or service programs, customer lists, records relating to past service provided to customers, capital expenditure projects, cost summaries, equipment or production system designs or drawings, pricing formulae, contract analyses, financial information, projections, present and future business plans, agreements with vendors, joint venture agreements, confidential filings with any Governmental Authority and all other confidential, nonpublic concepts, methods, techniques or processes of doing business, ideas, materials or information prepared or performed for, by or on behalf of that Person.

“Continuing Employees” shall have the meaning set forth in Section 5.2(a).

“Contract” means, any written or oral agreement, contracts, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, licenses, franchises, leases and other instruments of any kind, including any amendments and other modifications thereto.

“Covered Fundamental Breach Claim” means a Fundamental Breach Claim which is not an Excluded Fundamental Breach Claim.

“[**] Retention Bonus” shall mean that certain retention bonus in the amount of $[**], payable to [**] subject to, and in accordance with, the terms and conditions set forth in that certain Employment Agreement dated as of August 18, 2022, by and between the Company and [**], as amended by that certain First Amendment to Employment Agreement dated as of June 22, 2023.

“Data Security Requirements” means, collectively, all of the following to the extent relating to the access, collection, use, import, export, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any Personal Data (whether in electronic or any other form or medium) or otherwise governing personal information data protection, privacy, security, or security breach notification requirements and to the extent applicable to the Company, to the conduct of the Business, or to any of the Information Systems or any Company Data: (i) the Company’s own published (either internal or public-facing) rules, policies, and documented procedures; (ii) all applicable Laws; (iii) industry standards applicable to the industry in which the Business operates and to which the Company holds itself out as being complaint therewith; and (iv) applicable provisions of Contracts into which the Company has entered or by which the Company is otherwise bound.

“Direct Seller” and “Direct Sellers” shall have the meaning set forth in the Preamble.

“Disagreement Notice” shall have the meaning set forth in Section 6.4.

“Disclosure Schedules” means the disclosure schedules delivered by the Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Dispute Deadline” shall have the meaning set forth in Section 1.5(b)(ii).

“Dispute Notice” shall have the meaning set forth in Section 1.5(b)(ii).

“Effective Time” shall have the meaning set forth in Section 1.3.

“Election Notice” shall have the meaning set forth in Section 6.5(a).

“Employee Benefit Plan” shall mean each (i) “employee welfare benefit plan” or “employee pension benefit plan” as defined in Sections 3(1) and 3(2) of ERISA, respectively, whether or not subject to ERISA, including, but not limited to, a plan that provides retirement income or results in deferrals of income by employees for periods extending to their terminations of employment or beyond, and a plan that provides medical, surgical or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment, and (ii) other benefit plan, agreement, policy, program or arrangement, including without limitation, any deferred compensation, profit sharing, incentive, bonus, stock option, stock purchase, stock or stock-based award, phantom equity, golden parachute, retention, severance pay, indemnity, change in control, dependent care assistance, Code Section 125 cafeteria, employee assistance, scholarship, employment, individual consulting, vacation, sick pay or paid time off (PTO), fringe benefit, or other similar benefit plan, agreement, policy, program or arrangement, whether or not reduced to writing and whether funded or unfunded.

“Employment Agreements” means the Employment Agreements, dated of even date herewith, by and between the Company, on the one hand, and each of Matthew Houston (attached hereto as Exhibit E), Clayton Kenworthy (attached hereto as Exhibit F) and Nick Murphy (attached hereto as Exhibit G), on the other hand.

“Environmental Laws” means any applicable international, federal, state, or local law, rules, regulations, codes, ordinances, decrees, and orders and common law principles relating to, governing, or regulating pollution, protection of the environment, or human health (regarding exposure to Hazardous Substances), including, without limitation, any of the foregoing relating to the use, generation, transport, treatment, storage, release, or disposal of any Hazardous Substance or Laws relating to emissions, discharges or releases of any Hazardous Substance into air, surface water, groundwater or land.

“Environmental Liabilities” means any loss, liability (including strict liability), claim, damage, expense, or cost relating to any fines, penalties, damages, remediation costs, natural resource damages, or any environmental response obligation arising from or under any Environmental Laws or any Environmental Permits.

“Environmental Permits” shall have meaning set forth in Section 2.14(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is, or at any applicable time was, treated as a single employer together with the Company under Section 414 of the Code.

“Escrow Agent” means CitiBank, N.A.

“Escrow Agreement” means that certain Escrow Agreement in the form attached hereto as Exhibit C, dated of even date herewith, by and among Buyer, Sellers’ Representative and Escrow Agent.

“Escrow Amount” means an amount equal to Two Million and No/100 Dollars ($2,000,000.00).

“Estimated Closing Cash” shall have the meaning set forth in Section 1.5(a).

“Estimated Closing Date Balance Sheet” shall have the meaning set forth in Section 1.5(a).

“Estimated Closing Debt” shall have the meaning set forth in Section 1.5(a).

“Estimated Closing Transaction Expenses” shall have the meaning set forth in Section 1.5(a).

“Estimated Closing Working Capital” shall have the meaning set forth in Section 1.5(a).

“Estimated Settlement Statement” shall have the meaning set forth in Section 1.5(a).

“Exception Claims” shall have the meaning set forth in Section 6.5(a).

“Excess” shall have the meaning set forth in Section 1.5(c).

“Excluded Fundamental Breach Claim” shall have the meaning set forth in Section 6.7(b).

“Exempted Losses” means Indemnity Losses for which Buyer Indemnified Parties are entitled to indemnification from Sellers as contemplated by this Agreement due to claims based on Fraud.

“Export Control Laws” means the Arms Export Control Act, International Traffic in Arms Regulations, Export Administration Regulations and Laws administered and implemented by the Office of Foreign Assets Control (“OFAC”), Foreign Trade Regulations, and any other U.S. or foreign Law related to the exportation or importation of supplies or services, including any export or import declaration filing and payment of customs duties.

“Facilities” shall have the meaning set forth in Section 2.6(a).

“Family Member” means, with respect to any natural Person, (a) such Person’s spouse, (b) any children or siblings of such Person or such Person’s spouse and (c) any other natural Person who resides with such Person.

“Final Closing Cash” shall have the meaning set forth in Section 1.5(b)(iv).

“Final Closing Cash Consideration” shall have the meaning set forth in Section 1.5(b)(iv).

“Final Closing Date Balance Sheet” means the final consolidated balance sheet of the Company as of the Closing Date, as determined pursuant to Section 1.5.

“Final Closing Debt” shall have the meaning set forth in Section 1.5(b)(iv).

“Final Closing Transaction Expenses” shall have the meaning set forth in Section 1.5(b)(iv).

“Final Working Capital” shall have the meaning set forth in Section 1.5(b)(iv).

“Financial Statements” shall have the meaning set forth in Section 2.4(a).

“Formation Date” shall have the meaning set forth in Section 2.1.

“Fraud” means a materially false representation and warranty intentionally made with actual knowledge that such representation and warranty is materially false when made and with the intent to deceive and mislead to the recipient of such representation and warranty and causing a Person to suffer damage as a result thereof.  For the avoidance of doubt, “Fraud” does not include: equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, any claim based on constructive knowledge, or fraud by reckless or negligent misrepresentation.  A claim for Fraud may only be made against the Party committing such Fraud.

“Fundamental Breach Claim” shall have the meaning set forth in Section 6.7(b).

“Fundamental Representations” means the representations and warranties contained in Section 2.1 (Organizational Status; Authorization), Section 2.2(a)(i) (No Conflicts; Consents and Approvals), Section 2.3 (Capitalization of Company) and Section 2.16 (Brokers), Section 3.1 (Organizational Status; Authorization) and Section 3.2(a)(ii) (No Conflicts; Consent and Approvals), Section 4.1 (Organizational Status; Authorization), Section 4.2(a) (No Conflicts; Consents and Approvals) and Section 4.7 (Brokers).

“Funds Flow Memorandum” means that certain Funds Flow Memorandum, dated as of the Closing Date, by and among Buyer, Sellers’ Representative and the Company, which shall include the Estimated Settlement Statement.

“GAAP” means the prevailing generally accepted accounting principles in the United States, in effect from time to time, subject to the specifically described exceptions in the Accounting Principles.

“Governmental Authority” means any federal, state, local or foreign judicial, legislative, executive or regulatory authority or agency.

“Governmental Authorizations” means approvals, licenses, permits, consents, authorizations, qualifications, orders and certificates from Governmental Authorities necessary to conduct the Business and own and operate the assets of the Business.

“Hazardous Substance” means (i) any pollutant, contaminant, chemical, waste, material or substance that (A) is defined as toxic or hazardous by, or otherwise regulated or restricted under any Environmental Law because of its actual or potential adverse effects upon health or the environment, or (B) that causes or is reasonably likely to cause injury to persons, property, human health, or the environment and subjects the Company to an Environmental Liability, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, (v) asbestos or asbestos containing materials; and (vi) (to the extent regulated under Environmental Laws) per- and polyfluoroalkyl substances, a/k/a “PFAS.”

“Houston” shall have the meaning set forth in the Preamble.

“Houston Interests” shall have the meaning set forth in the Recitals.

“Houston LP” shall have the meaning set forth in the Preamble.

“Indebtedness” of any Person means any obligations of such Person (a) for borrowed money (whether by loan or the issuance and sale of debt securities or otherwise), (b) evidenced by notes, bonds, indentures or similar instruments, (c) for the deferred purchase price of goods and services (other than trade payables incurred in the Ordinary Course of Business not more than 60 days past due) and all deferred purchase price obligations related to past acquisitions, whether contingent or otherwise (including any “earn-out” or similar payments or obligations at the maximum amount payable in respect thereof), (d) obligations (contingent or otherwise) in respect of any credit agreement, letters of credit or similar instruments issued or accepted by banks and other financial institutions, (e) all deferred revenue and collections in excess of earnings, (f) to the extent (x) not included as a Transaction Expense or in the calculation of Final Working Capital and (y) due and payable prior to, at, or in connection with, Closing and not paid prior to Closing, all employee obligations related to deferred compensation, pensions, retention agreements, transaction bonus agreements, phantom stock obligations or any similar types of payments (other than base salaries payable), including, without limitation, severance, bonus or change of control payments, including the employer portion of any payroll Taxes associated with these payments, (g) under capital or finance leases but, for the avoidance of doubt, excluding all operating leases and determined without regard to the implementation of ASC 842, (h) accrued and unpaid income Taxes of the Company for jurisdictions in which the Company filed Tax Returns in the immediately preceding Tax period that have an original due date (i.e., are first due) on or after the Closing Date for all Pre-Closing Tax Periods (i) calculated in accordance with past practices of the Company, (ii) taking into account Transaction Tax Deductions, (iii) excluding any such Tax liabilities attributable to any action or transaction taken by the Company on the Closing Date after the Closing outside the ordinary course of business and (iv) including only those jurisdictions, (i) in the nature of guarantees of the obligations described in clauses (a) through (h) above of any other Person, and (j) any interest, principal, breakage costs, prepayment or other premiums, penalties and other fees, costs and expenses associated with prepayment or redemption or tender for any of the foregoing; provided, that Indebtedness shall not include accounts payable to trade creditors, purchase commitments incurred in the Ordinary Course of Business, or accrued expenses and deferred revenues, in each case to the extent included as Working Capital Liabilities in the calculation of Final Working Capital.

“Indebtedness for Borrowed Money” means, with respect to any Person, the aggregate Indebtedness of the type described in clauses (a) and (b) of the definition of Indebtedness.

“Indemnification Cap” shall have the meaning set forth in Section 6.7(a).

“Indemnification Notice” shall have the meaning set forth in Section 6.3.

“Indemnified Taxes” means any known unpaid Taxes imposed on the Company with respect to any Pre-Closing Tax Period (determined with respect to a Straddle Period in accordance with Section 7.1(a)) that are specifically identified during Buyer’s due diligence and that are excluded from coverage under the R&W Policy as a result thereof; provided, however, notwithstanding anything to the contrary herein, Indemnified Taxes will not include any Tax that is taken into account in the determination of Indebtedness or Working Capital.

“Indemnifying Party” shall have the meaning set forth in Section 6.3.

“Indemnity Loss” means any damages, losses, liabilities, claims, Lien, penalties, costs, expenses, duties, deficiencies, demands, Proceedings, assessments and Taxes (including costs of investigation and defense and reasonable attorneys’ fees and expenses), in each case, arising under Article VI; provided, that with respect to claims arising under Section 6.1(a), Indemnity Losses shall include punitive or exemplary damages and any criminal fines or penalties, to the extent (a) insurable under the applicable law of any Most Favorable Jurisdiction (as defined in the R&W Policy) and (b) awarded or assessed against the Insureds (as defined in the R&W Policy) in connection with a Third Party Claim (as defined in the R&W Policy) pursuant to (1) a final settlement consented to in writing by the Insurer (as defined in the R&W Policy) or (2) a final (x) order of a Governmental Authority, (y) judgment of a court of competent jurisdiction or (z) award of an arbitrator, arbitration panel or similar adjudicative body; provided that the Defense Costs (as defined in the R&W Policy) or Prosecution Costs (as defined in the R&W Policy) relating to the foregoing shall constitute Indemnity Loss, provided further, that Buyer may not seek recourse against the Seller for any punitive or exemplary damages or criminal fines or penalties.

“Independent Accounting Firm” means Deloitte.

“Information Systems” means the internal or third-party information and reporting systems of the Company (whether owned, licensed, leased or otherwise) that are used in its Business or operations, including computer hardware systems, Software and embedded systems.

“Initial Closing Date Balance Sheet” shall have the meaning set forth in Section 1.5(b)(i).

“Initial Closing Date Cash” shall have the meaning set forth in Section 1.5(b)(i).

“Initial Closing Date Debt” shall have the meaning set forth in Section 1.5(b)(i).

“Initial Closing Date Items” shall have the meaning set forth in Section 1.5(b)(i).

“Initial Closing Date Transaction Expenses” shall have the meaning set forth in Section 1.5(b)(i).

“Initial Closing Date Working Capital” shall have the meaning set forth in Section 1.5(b)(i).

“Intellectual Property” means all intellectual property rights, whether arising or protected under the Laws of the United States or any other jurisdiction or treaty, including, without limitation: (a) Trademarks; (b) all patents (including certificates of invention, industrial rights and other patent equivalents), provisional, non-provisional, divisional, continuation, continuation in-part and reissue applications and patents issuing therefrom, any revivals, renewals, extensions, inventions and discoveries that may be patentable; (c) all registered and unregistered copyrights in both published works and unpublished works and applications for registration, all moral rights related thereto and all rights to register and obtain renewals and extensions of registrations; (d) all non-public know-how, trade secrets, concepts, processes, customer lists, technical information and other confidential or proprietary information that confers economic value from not being publicly known and that reasonable efforts are taken to maintain the secrecy thereof (collectively, “Trade Secrets”); (e) all user guides, manuals, instructions, forms, layouts, programmer notes or logs, source code annotations, designs, plans, drawings, process technology, plans, blue prints, documentation or materials that relate to any aspect of the Intellectual Property, whether in tangible, electronic or other intangible form; (f) all rights in internet web sites, FTP sites and internet domain names used, including all associated scripts, information, text, graphics and other content relating to the websites or FTP site and all derivative works thereof; (g) rights in all versions of all software (including software programs, objects, modules, routines, algorithms and code, in source code, object code and executable form), machine readable databases and compilations, data structures and all data and collections of data and all derivative works of any such software (collectively, “Software”); and (h) all rights in mask works and similar rights protecting circuits and chip topographies and layouts.

“Interim Financial Statements” shall have the meaning set forth in Section 2.4.

“Inventory” or “Inventories” means all inventories of the Company, wherever located, including all finished goods, work in process, raw materials, spare parts, replacement parts and all other materials, supplies to be used or consumed by the Company in the operation of the Business.

“Kenworthy” shall have the meaning set forth in the Preamble.

“Kenworthy Interests” has the meaning set forth in the Recitals.

“Knowledge of Buyer,” or any phrase of similar import means the actual knowledge of Ben M. Palmer, Michael L. Schmit, Lewis Mazo and Joshua Large, after making reasonable investigation of such Personnel of Buyer who, in light of the role of the Person in the Buyer, would reasonably be expected to know the subject matter of the applicable representations and warranties.

“Knowledge of Company,” or any phrase of similar import means the actual knowledge of Matthew Houston, Nick Murphy and Clayton Kenworthy, after making reasonable investigation of such Personnel of the Company who, in light of the role of the Person in the Company, would reasonably be expected to know the subject matter of the applicable representations and warranties.

“Latest Balance Sheet” means the unaudited balance sheet of the Company as of the Latest Balance Sheet Date.

“Latest Balance Sheet Date” shall have the meaning set forth in Section 2.4(a).

“Laws” means all laws, statutes, rules, regulations, ordinances, policy, order, decree, consent decree, governmental requirement and other pronouncements in effect on the date of this Agreement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority or of the New York Stock Exchange.

“Leased Real Property” shall have the meaning set forth in Section 2.6(a).

“Licenses and Permits” means all licenses, permits, franchises, certifications, approvals and authorizations that are necessary for, the conduct of the Business or the operation of the Assets and Properties of the Company, and all pending applications therefor or renewals thereof.

“Liens” means any liens (statutory or other), mortgages, pledges, security interests, charges, claims, options, easements, rights of way (other than easements of record) and other encumbrances of any kind or nature whatsoever, including those encumbrances set forth on any schedule hereto.

“Litigation Notice” shall have the meaning set forth in Section 6.3.

“Majority Holders” shall have the meaning set forth in Section 8.15.

“Material Adverse Effect” means any change, effect, fact, event, circumstance or occurrence, including any change affecting the business, customer, employee or Governmental Authority relations of the Company, which individually or in the aggregate with any one or more other changes, effects, facts, event, circumstances or occurrences has had or may reasonably be expected to have a material and adverse effect on, or a material adverse change in, as the case may be, the assets, financial position, or results of operations of the Company, taken as a whole; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect: any adverse change, event, development or effect arising from or relating to (1) the execution, performance or public announcement of this Agreement, the transactions contemplated by this Agreement or actions required to be taken under this Agreement or taken with Buyer’s written consent, (2) general business or economic conditions, including such conditions related to the Business, (3) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (4) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index) and any changes in monetary policy or fiscal policy, interest, currency, or exchange rates, (5) changes in GAAP (or authoritative interpretation or enforcement thereof) or any Law or industry standard, (6) the failure of the Company to meet, with respect to any period or periods, any internal or industry analyst, projections, forecasts, estimates of earnings or revenues, or business plans, (7) acts of God, earthquakes, hurricanes, tornados, any weather-related or other force majeure event or natural disasters, (8) crises affecting public health, safety or welfare, including any epidemic, pandemic, or disease outbreak, public health emergencies, including the continuation, escalation or worsening of such conditions, (9) actions required to be taken under applicable Laws, or Contracts, (10) any governmental shutdown or slowdown, or (11) matters that arise from any actions or omissions of Buyer and its Affiliates; provided, further, that in the case of each of the foregoing clauses (2) through (5) and (7) through (11), any change, effect, fact, event, circumstance or occurrence may be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such change, effect, fact, event, circumstance or occurrence has a disproportionate impact on the Company relative to other businesses participating in the industries in which the Company conducts its business.

“Material Contracts” shall have the meaning set forth in Section 2.7(a).

“Material Customers” shall have the meaning set forth in Section 2.22.

“Material Suppliers” shall have the meaning set forth in Section 2.22.

“Membership Interests” shall have the meaning set forth in the Recitals.

“Ordinary Course of Business” means, with respect to the Company, the ordinary and usual course of normal day-to-day operations of the business of the Company consistent with past custom and practice; provided, that in no event shall any breach of Law or Contract or violation of any Governmental Authorization be considered ordinary or usual course of normal day-to-day operations of the business of the Company.

“Parties” and “Party” shall have the meaning set forth in the Preamble.

“Pass-Through Tax Return” means any Tax Return filed in respect of income Taxes (including IRS Form 1065, U.S. Return of Partnership, and any related state income Tax Return(s)) filed by the Company in respect of a tax period beginning on or prior to the Closing Date to the extent that (a) the Company is treated as a partnership, S corporation, or other “pass-through entity” for purposes of such Tax Return and (b) the results of operations reflected on such Tax Returns are also reflected on the Tax Returns of the direct or indirect beneficial owners of the Company.

“Payoff Letters” means customary pay-off letters or other evidence reasonably satisfactory to Buyer from the holders of Repaid Indebtedness indicating the amounts necessary to be paid at Closing in order to repay in full all amounts owed with respect thereto, and, if such Repaid Indebtedness is secured, an undertaking or allowance by such holder to discharge in connection with the Closing any Lien securing such Repaid Indebtedness, including by filing Uniform Commercial Code termination statements, mortgage releases and any other reasonably necessary filings.

“Permitted Encumbrances” means (a) restrictions on any sale, assignment or transfer of securities under applicable securities Laws, (b) restrictions on any sale, assignment or transfer of the Membership Interests or other equity interests of the Company set forth in the Charter Documents of the Company, and (c) any Liens created by or through Buyer or any of its respective Affiliates.

“Permitted Liens” means (a) statutory Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business, (c)

public roads and highways, (d) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (e) Liens and other rights reserved by or in favor of (i) any landlord or lessor under a Real Property Lease or (ii) any grantor under the instrument creating or vesting title in and to any real property, (f) with respect to the Leased Real Property, (i) zoning, building codes and other land use Laws regulating the use or occupancy of such Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Business thereon, and (ii) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such Leased Real Property which do not or would not, individually or in the aggregate, materially impair the use or occupancy of such Leased Real Property in the operation of the Business conducted thereon, (g) Liens created by Buyer or its Affiliates, (h) Liens imposed by Law with respect to obligations not yet delinquent, (i) Liens that shall be released, waived or otherwise terminated in connection with the Closing, and (j) Liens disclosed on Schedule I.

“Per Share Value” shall have the meaning set forth in Section 1.4(a)(i).

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other such entity.

“Personal Data” means (a) a natural person’s name, street address, telephone number, email address, passport number, credit card number, or account number, and (b) any other piece of non-publicly available information that allows the identification of such natural person.

“Personal Property Leases” shall have the meaning set forth in Section 2.6(c).

“Personnel” means any director, manager, officer, employee, consultant, or agent of any such Person.

“Pintail Completions” means Pintail Completions, LLC, a Texas limited liability company wholly owned by Houston.

“Pintail Completions IP Assets” means the name “Pintail Completions,” any Trademarks in connection therewith, and any other Intellectual Property owned (or purported to be owned) by Pintail Completions (or any other Affiliate of the Company) and used or held for use in connection with the Business.

“Policies” shall have the meaning set forth in Section 2.17.

“Policy” shall have the meaning set forth in Section 2.17.

“PPACA” shall have the meaning set forth in Section 2.8(c).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pro Rata Percentage” means, with respect to a Seller, such Seller’s percentage ownership of the Membership Interests immediately prior to giving effect to the consummation of the transactions contemplated herein.

“Proceeding” means an action, arbitration, audit, hearing, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Property Taxes” shall have the meaning set forth in Section 7.1(a).

“R&W Fees” means all premiums, fees, costs and expenses payable at the Closing to the insurer or broker thereof with respect to or in connection with the binding and issuance of the R&W Policy.

“R&W Policy” means that certain Representations and Warranties Insurance Policy, dated as of the Closing Date, issued by Travelers Excess and Surplus Lines Company to Buyer.

“R&W Policy Limit” shall have the meaning set forth in Section 6.7(b).

“Real Property Lease” shall have the meaning set forth in Section 2.6(b).

“Remaining Dispute Items” shall have the meaning set forth in Section 1.5(b)(iii).

“Repaid Indebtedness” shall have the meaning set forth in Section 1.2(b)(i).

“Representatives” means with respect to any Person, its Affiliates and its and their respective officers, directors, managers, employees, counsel, accountants, financial advisers, consultants or agents.

“Required Governmental Authorizations” shall have the meaning set forth in Section 2.10(a).

“Restricted Person” means each Seller.

“Restrictive Covenant Agreements” shall have the meaning set forth in Section 1.4(a)(iii).

“Retention” shall have the meaning set forth in the R&W Policy.

“RPC” means RPC, Inc., a Delaware corporation.

“RPC Shares” means shares of common stock in RPC, par value $0.10 per share.

“Rules” shall have the meaning set forth in Section 8.12.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” shall have the meaning set forth in Section 6.2.

“Seller Note” means that certain promissory note in the form attached hereto as Exhibit B, made by or on behalf of Buyer in favor of Houston LP on the Closing Date in the aggregate original principal amount of Fifty Million and No/100 Dollars ($50,000,000.00).

“Seller Note Offset Amount” means an amount equal to Five Million and No/100 Dollars ($5,000,000.00).

“Seller Released Matters” shall have the meaning set forth in Section 5.7(b).

“Seller Releasees” shall have the meaning set forth in Section 5.7(b).

“Seller Releasing Parties” shall have the meaning set forth in Section 5.7(a).

“Sellers’ Representative” has the meaning set forth in the Preamble.

“Shortfall” shall have the meaning set forth in Section 1.5(c).

“Software” has the meaning set forth in the definition of “Intellectual Property”.

“Stock Consideration” shall have the meaning set forth in Section 1.2(d)(iii).

“Straddle Period” shall have the meaning set forth in Section 7.1(a).

“Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

“Tail Cap Price” shall have the meaning set forth in Section 5.1.

“Tail Coverage” shall have the meaning set forth in Section 5.1.

“Target Working Capital” means an amount equal to Twenty Six Million and No/100 Dollars ($26,000,000.00).

“Tax Allocation” shall have the meaning set forth in Section 1.6.

“Tax Allocation Statement” shall have the meaning set forth in Section 1.6.

“Tax Claim” shall have the meaning set forth in Section 7.1(e).

“Tax Return” means all returns and reports (including declarations, disclosures, schedules and information returns), including any amendments thereof, required to be supplied to a Tax authority relating to Taxes.

“Tax Treatment” shall have the meaning set forth in Section 7.1(h).

“Taxes” means all federal, state, provincial, local or foreign taxes, charges, fees, duties (including custom duties), levies, deficiencies or other assessments of any kind, whether disputed or not, including income, gross receipts, net proceeds, capital gains, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, occupation, severance, franchise, excise, goods and services, value added, stamp, transfer, excess profits, payroll, environmental, capital stock, alternative or add-on minimum, withholding or other charges in the nature of a tax and such term shall include any interest, penalties or additions to tax attributable thereto.

“Taxing Authority” means any Governmental Authority that imposes, administers, collects or regulates Taxes in any applicable jurisdiction.

“Third-Party Claim” shall have the meaning set forth in Section 6.3.

“Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property.

“Trademark” means all trade names, trademarks, service marks, trade dress, brand names, designs, jingles, slogans, logos, or corporate names, whether registered or unregistered, and all registrations and applications thereof (including, in each case, the goodwill associated therewith).

“Transaction Consideration” shall have the meaning set forth in Section 1.2(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Restrictive Covenants Agreements, the Seller Note, the Funds Flow Memorandum and any other agreement, certificate or similar document to be executed and/or delivered pursuant to this Agreement and the transactions contemplated herein.

“Transaction Expenses” means, without duplicating any items that are included in Indebtedness, (a) all investment banking fees, costs and expenses and legal fees, costs and expenses incurred by the Sellers or the Company in connection with the preparation for, negotiation or consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (b) 50% of all R&W Fees (not to exceed $260,000.00) payable at or prior to the Closing, (c) 50% of the Escrow Agent’s fee with respect to the Escrow Agreement, (d) 50% of all costs and expenses with respect to the Tail Coverage, and (e) to the extent due and payable prior to, at, or in connection with, Closing and not paid prior to Closing, any transaction, retention (including, but not limited to, the [**] Retention Bonus), or change in control bonus, or severance payments in connection with the transactions contemplated by this Agreement, or similar compensatory amounts payable to any employees or service providers of the Company that become payable by the Company pursuant to an agreement with the Company, any Seller or any of their respective Affiliates (other than Buyer) in whole or in part as a result of or in combination with the consummation of the transactions contemplated hereby (including, in each case, the employer’s share of any payroll Taxes required to be paid in connection therewith).

“Transaction Tax Deductions” means any item of loss, deduction or credit for which a deduction is available for U.S. federal (or applicable state and local) income tax purposes in the Pre-Closing Tax Period at a “more likely than not” or higher level of comfort with respect to (a) the payment of Transaction Expenses and (b) any other payments or expenses incurred by the Company in connection with the transactions contemplated by this Agreement to the extent economically borne by Sellers.

“Unvested Stock Consideration” shall have the meaning set forth in Section 1.4(a)(i).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Law.

“Working Capital” means, as of the Closing Date, an amount (which may be positive or negative) equal to the total book value of the current assets of the Company minus the Working Capital Liabilities, determined in accordance with the Accounting Principles; provided, however, that current assets shall not include (i) any Closing Cash or (ii) any deferred Tax assets.  For illustration purposes only, Exhibit H attached hereto contains a spreadsheet with a sample calculation of Working Capital based upon the balance sheet set forth in the Interim Financial Statements.

“Working Capital Collar Amount” means an amount equal to Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).

“Working Capital Liabilities” means the current liabilities of the Company, determined in accordance with the Accounting Principles; provided, however, that Working Capital Liabilities shall not include (i) Indebtedness, (ii) deferred Tax liabilities and income Tax liabilities, (iii) payments by Buyer pursuant to this Agreement, or (iv) Transaction Expenses.

EXHIBIT B

SELLER NOTE

Execution Version

SECURED SELLER PROMISSORY NOTE

$50,000,000.00April 1, 2025

FOR VALUE RECEIVED, the undersigned, THRU TUBING SOLUTIONS, INC., a Delaware corporation (“Maker”), hereby promises to pay to the order of HOUSTON COMPANIES, L.P., a Delaware limited partnership (“Payee”), and any subsequent holder(s) hereof (Payee and any subsequent holder being hereinafter referred to collectively as “Holder”), the principal sum of Fifty Million and No/100 Dollars ($50,000,000.00), together with interest on the outstanding balance of such principal sum from the date hereof at the rate of interest provided for in Section 2 of this Seller Promissory Note (this “Note”) in lawful money of the United States, such principal and interest to be paid in the following manner, to wit:

1.Principal and Interest.
(a)Principal. Maker shall pay the outstanding principal amount of this Note to Holder in the following installments:
(i)a payment in the amount of $20,000,000 on the first (1st) anniversary of the date hereof;
(ii)a payment in the amount of $10,000,000 on the second (2nd) anniversary of the date hereof; and
(iii)a payment of the outstanding principal amount of this Note on the third (3rd) anniversary of the date hereof (the “Maturity Date”) or on such earlier date following the occurrence of (A) an Event of Default as provided in Section 7, or (B) a Change of Control as provided in Section 1(b) below.
(b)Mandatory Prepayments.  Notwithstanding the principal payment schedule described in Section 1(a), within three (3) Business Days of the occurrence of a Change of Control, Maker shall prepay the principal amount of this Note in an amount equal to (i) 50% of the then-outstanding principal balance hereunder if such Change of Control occurs on or prior to the date that is twelve (12) months after the date hereof; (ii) 66.67% of the then-outstanding principal balance hereunder if such Change of Control occurs during the period between the date that is twelve (12) months after the date hereof and the date that is eighteen (18) months after the date hereof; or (iii) 100% of the then-outstanding principal balance hereunder if such Change of Control occurs after the date that is eighteen (18) months after the date hereof. All prepayments shall be applied first to accrued but unpaid interest on this Note and second to principal installments in inverse order of maturity. Any amounts prepaid may not be reborrowed. For purposes of this Note, “Change of Control” means any (i) direct or indirect sale, disposition or transfer by RPC, Inc., a Delaware corporation (“RPC”) (other than to an Affiliate of the Maker) of all or substantially all of its assets on a consolidated basis, (ii) consolidation, combination, merger or reorganization of RPC with or into any other entity or entities as a result of which the beneficial owners of RPC’s outstanding equity interests possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors, board of managers or similar governing body immediately prior to such consolidation, combination, merger or reorganization cease to beneficially own the outstanding equity interests of the surviving entity possessing the voting power (under ordinary circumstances) to elect a majority of the surviving entity’s board of directors, board of managers or similar governing body or (iii) issuance by RPC, or direct or indirect sale or transfer to any third party of RPC’s equity interests by the holders thereof, or any other transaction or series of transactions, as a result of which the beneficial owners of RPC no longer hold, directly or indirectly, equity interests possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors, board of managers or similar governing body of RPC.
(c)Interest. Maker shall pay to Holder all accrued but unpaid interest on this Note to Payee quarterly in arrears on the last Business Day of each Interest Period, commencing on April 1, 2025. In addition, Maker shall pay all accrued but unpaid interest on this Note to Payee on the Maturity Date or on such earlier date following the occurrence of (A) an Event of Default as provided in Section 7, or (B) a Change of Control as provided in Section 1(b) above.
2.Interest Rate.
(a)Applicable Interest Rate.  The outstanding principal amount evidenced by this Note shall accrue interest at the variable rate equal to Simple SOFR for the applicable Interest Period plus two percent (2.0%) per annum (the “Interest Rate”), or, where applicable, at the Default Rate; provided, however, that in no event shall the Interest Rate or the Default Rate exceed the maximum nonusurious interest rate permitted by law.
(b)Interest Rate Definitions.
(i)“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close and (ii) if such day relates to a calculation or determination involving SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.
(ii)“Simple SOFR” shall mean, for any Interest Period, a rate per annum equal to the secured overnight financing rate (“SOFR”) for the day that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on its website.  Any change in Simple SOFR due to a change in SOFR shall be effective from and including the first day of the applicable Interest Period without notice to Borrower.
(iii)“Interest Period” shall mean (x) initially, a period commencing on the date hereof and ending on the last day of the then-current fiscal quarter and (y) thereafter, a period commencing on the first day of each fiscal quarter and ending on the last day of such fiscal quarter, provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and, (iii) no Interest Period shall extend beyond the Maturity Date.
(iv)“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
3.Payments. Principal and interest due and payable under this Note to be made to Payee shall be paid in lawful money of the United States of America (a) at the address for notices to Payee as set forth in Section 8.5 of that certain Membership Interest Purchase Agreement, dated as of the date hereof by and among Maker, the Sellers named therein, Pintail Alternative Energy, L.L.C., a Delaware limited liability company (“Pintail”), and Payee (the “Purchase Agreement”), or at such other address as may be specified in a written notice to Maker by Payee, or (b) by wire transfer of immediately available funds or automated clearing house (“ACH”) transfer to an account designated by Payee in writing. If any payment on this Note is due on a Saturday, Sunday or a bank or legal holiday, such payment shall be made on the next succeeding Business Day.
4.Voluntary Prepayments. This Note may be prepaid in whole or in part at any time without premium or penalty, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment.  All prepayments shall be applied first to accrued but unpaid interest on this Note and second to principal installments in inverse order of maturity.  Any amounts prepaid may not be reborrowed.
5.Default Rate. If and so long as any default exists under this Note, the interest rate on this Note, and on any judgment obtained for the collection of this Note, shall be increased from the date of default to a rate equal to two percent (2%) per annum in excess of the then applicable Interest Rate (the “Default Rate”). Maker hereby acknowledges that the actual damage Holder shall sustain as a result of such a default by Maker is extremely difficult to estimate, and the Default Rate represents a reasonable approximation of the same and bears a reasonable relationship to the customary costs incurred by lenders who are confronted with one or more defaults by a borrower.
6.Costs of Collection. Maker absolutely and unconditionally promises to pay on demand all reasonable, out-of-pocket costs, expenses and reasonable attorneys’ fees actually incurred by Holder in the exercise of any remedy (with or without litigation) or in any proceeding for the collection of this Note.
7.Events of Default. The occurrence of any one or more of the following shall constitute a default hereunder (each, an “Event of Default”): (a) failure or inability of Maker to make any payments of principal and/or interest on this Note within ten (10) days after the date in which such payment was due and payable as provided herein; (b) any assignment for the benefit of creditors by Maker; (c) a voluntary or involuntary petition in bankruptcy or receivership being filed by or against Maker which is not terminated or otherwise released within thirty (30) days of such filing; (d) the admission by Maker in writing to Holder of its inability to pay its debts as they become due; or (e) there occurs an Event of Default under and as defined in that certain Credit Agreement, dated as of August 31, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Maker and the other parties thereto, which Event of Default shall not have been cured or waived within any applicable cure period or grace period, the effect of which results in (x) the acceleration of all or a portion of the Obligations (as defined in the Credit Agreement) or declaration that all such Obligations are due and payable prior to their stated maturity, (y) demand for repayment of such Obligations or (z) termination of any outstanding commitments thereunder. Upon the occurrence of any Event of Default, upon written notice thereof from Holder to Maker (provided that no notice shall be required in the case of an Event of Default under Sections 7(b), (c) or (d)), the entire unpaid principal balance and all accrued interest owing under this Note shall automatically become immediately due and payable in full, with interest accruing at the Default Rate as provided in Section 5 above and Maker paying the costs of collection as provided in Section 6 above, and Holder shall have all remedies under applicable law and equity to enforce its rights under this Note. The rights and remedies of Holder under this Note shall be cumulative and not alternative.
8.Principal Reduction or Cancellation upon Termination Event. Notwithstanding any other provision of this Note to the contrary, the outstanding amount evidenced by this Note shall be reduced as follows:
(a)in the event Matthew Houston (“Houston”) (the indirect owner of 100% of the partnership interests in Payee) resigns from his employment by Pintail without “Good Reason” (as such term is defined in that certain Executive Employment Agreement dated on or about the date hereof by and between Pintail and Houston (the “Employment Agreement”)), 50% of the then-outstanding principal balance hereunder shall be reduced; or
(b)in the event Houston’s employment by Pintail is terminated with “Cause” (as such term is defined in the Employment Agreement):
(i)at any time during the period from and after the date hereof through the first (1st) anniversary of the date hereof, (A) 100% of the outstanding principal balance, all accrued but unpaid interest, and all fees, expenses and other amounts that would have been payable by Maker under Sections 1(a)(ii) and 1(a)(iii) shall be cancelled, and (B) 50% of each of (x) the outstanding principal balance (i.e., $10,000,000), (y) all accrued but unpaid interest, and (z) all fees, expenses and other amounts that would have been payable by Maker under Section 1(a)(i) shall be cancelled; provided, that the remaining 50% of such amounts that would have been payable by Maker under Section 1(a)(i) shall be retained by Maker (such retained amount, the “Note Holdback Amount”) and paid to Holder on the date that is fifteen (15) months after the date hereof; provided, further, that the Note Holdback Amount shall be reduced by the amount of Indemnity Losses (as such term is defined in the Purchase Agreement) (x) that were previously offset against the outstanding balance under this Note pursuant to and in accordance with Article VI of the Purchase Agreement, and (y) in connection with a claim for which an Indemnification Notice (as such term is defined in the Purchase Agreement) has been duly provided prior to the later of (1) the first (1st) anniversary of the date hereof, or (2) three (3) months after the date Houston’s employment is terminated with “Cause,” but only with respect to such claims for which a Buyer Indemnified Party is entitled to offset against the outstanding balance under this Note pursuant to and in accordance with Article VI of the Purchase Agreement, or
(ii)at any time during the period after the first (1st) anniversary of the date hereof through the Maturity Date, 100% of the then-outstanding principal balance hereunder, all accrued but unpaid interest, and all fees, expenses and other amounts payable by Maker hereunder shall be cancelled.

The events described in this Sections 8(a) and 8(b) each a “Termination Event”.

9.Offset Right. On and subject to the terms of the Purchase Agreement (and specifically including, but not limited to, any limitations on indemnification), Maker may set-off, offset or deduct from any amounts due by Maker to Holder pursuant to this Note any amounts described in Section 6.7(e) of the Purchase Agreement owing by Sellers (as defined in the Purchase Agreement) to Buyer Indemnified Parties (as defined in the Purchase Agreement). Any such offset or deduction shall first be applied to accrued but unpaid interest and then to principal.
10.Extensions of Maturity. All parties to this Note, whether maker, endorser or guarantor, agree that the maturity of this Note, or any payment due hereunder, may be extended, at Holder’s sole discretion, at any time from time to time without releasing, discharging or affecting the liability of Maker.
11.Amendment. No term of this Note may be modified or amended except by an instrument in writing signed by Maker and Holder, and any waiver of any term of this Note by Holder must be in writing. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given. No course of dealing between Maker and Holder shall be deemed effective to modify, amend or discharge any part of this Note or any rights or obligations of any such party under or by reason of this Note. A waiver by Maker or Holder of any term or condition of this Note in any one instance shall not be deemed or construed to be a waiver of such term or condition for any other instance in the future (whether similar or dissimilar) or of any subsequent breach hereof.

12.No Third Party Beneficiaries. This Note is for the sole benefit of Maker and Payee and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any person any legal or equitable rights hereunder, other than Maker and Payee.
13.Governing Law. This Note will in all respects be interpreted, construed, and governed by, and in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws. Maker agrees that any disputes and matters arising from this Note shall be brought in and before the state or federal courts located in the State of Delaware, and the parties agree to submit to the exclusive jurisdiction of said courts, and to waive defenses based upon grounds of lack of jurisdiction, improper venue or inconvenience.
14.Usury. It is the specific intent of Maker and Holder that this Note bear a lawful rate of interest. If any court of competent jurisdiction should determine that the interest rates, or any other charges or costs set forth in this Note which may be deemed to be interest exceed the amount or amounts which is or are statutorily permitted for the type of transaction evidenced hereby, the interest rates (and other applicable charges or costs) shall be reduced to the highest rate permitted by applicable law, with any excess interest theretofore collected being applied against principal or, if such principal has been fully repaid, returned to Maker on demand.
15.WAIVERS. EXCEPT AS OTHERWISE PROVIDED HEREIN, MAKER WAIVES AND RELINQUISHES ALL NOTICES OF NONPAYMENT, DEMANDS FOR PAYMENT, PRESENTMENTS FOR PAYMENT, NOTICES OF INTENTION TO ACCELERATE MATURITY, NOTICES OF ACTUAL ACCELERATION OF MATURITY, GRACE, PROTESTS, NOTICES OF PROTEST, AND ANY OTHER DEMANDS, OR NOTICES, OR ACTIONS OF ANY KIND AS TO THIS NOTE, DILIGENCE IN COLLECTION HEREOF AND IN BRINGING SUIT HEREON, AND ANY NOTICE OF, OR DEFENSE ON ACCOUNT OF, THE EXTENSION OF TIME OF PAYMENTS OR CHANGE IN THE METHOD OF PAYMENTS, AND WITHOUT FURTHER NOTICE HEREBY CONSENTS TO ANY AND ALL RENEWALS AND EXTENSIONS IN THE TIME OF PAYMENT HEREOF EITHER BEFORE OR AFTER MATURITY AND THE RELEASE OF ANY PARTY PRIMARILY OR SECONDARILY LIABLE HEREON. MAKER WAIVES AND RELINQUISHES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO THE BENEFITS OF ANY MORATORIUM, REINSTATEMENT, MARSHALING, FORBEARANCE, VALUATION, STAY, EXTENSION, REDEMPTION, APPRAISEMENT, EXEMPTION AND HOMESTEAD NOW OR HEREAFTER PROVIDED BY THE CONSTITUTION AND LAWS OF THE UNITED STATES OF AMERICA AND OF EACH STATE THEREOF, BOTH AS TO ITSELF AND IN AND TO ALL OF ITS PROPERTY, REAL AND PERSONAL, AGAINST THE ENFORCEMENT AND COLLECTION OF THE OBLIGATIONS EVIDENCED BY THIS NOTE.
16.Severability; Successors and Assigns. Wherever possible, each provision of this instrument shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this instrument shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this instrument. As used herein the terms “Maker” and “Holder” shall be deemed to include their respective heirs, successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law; provided, however, that Maker shall not assign any right or obligation herein without the written consent of Holder, and any attempted assignment without such consent shall be null and void.
17.Counterparts. This Note may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement. A signed copy of this Note delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Note. The words “execution,” “signed,” “signature,” and words of similar import used herein shall be deemed to include electronic or digital signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001 to 7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA, including the New York Electronic Signatures and Records Act (N.Y. Tech. §§ 301 to 309).
18.Collateral; Guaranty. Maker’s performance of its obligations hereunder is secured by a security interest in the collateral specified in that certain Security Agreement dated as of the date hereof by Pintail in favor of Payee and is guaranteed by RPC, pursuant to the terms of the Guaranty affixed hereto.

[Remainder of page intentionally left blank. Signature page immediately follows]

IN WITNESS WHEREOF, the undersigned Maker has executed this Note as of the day and year first written above.

MAKER:

THRU TUBING SOLUTIONS, INC.,

a Delaware corporation

By:

Name:Ben M. Palmer

Title:President

Accepted and Agreed to:

HOUSTON COMPANIES, L.P.,

a Delaware limited partnership

By:

Name:

Title:

[Signature Page to Secured Seller Promissory Note]

GUARANTY

This GUARANTY (this “Guaranty”) affixed to the foregoing Secured Seller Promissory Note (the “Note”), is made as of the date of the Note by RPC, INC., a Delaware corporation (“Guarantor”), in favor and for the benefit of the Holder of the Note (“Beneficiary”). Capitalized terms used but not defined herein have the meanings assigned to them in the Note.

In consideration of the substantial direct and indirect benefits derived by Guarantor from the transactions under the Note and the Purchase Agreement, and in order to induce Beneficiary to enter into the Purchase Agreement, Guarantor, as the parent company of the Maker, hereby agrees as follows:

1.Guaranty. Guarantor absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due and performance, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all present and future obligations, liabilities, covenants and agreements required to be observed and performed or paid or reimbursed by Maker under or relating to the Note, plus all reasonable, out-of-pocket costs, expenses and reasonable attorneys’ fees actually incurred by Beneficiary relating to the enforcement or protection of Beneficiary’s rights hereunder (collectively, the “Obligations”).  To the maximum extent permitted by applicable law, Guarantor agrees that its guarantee constitutes a guarantee of payment when due of the Obligations and not of collection, which will be paid strictly in accordance with the terms of the Note, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Beneficiary with respect thereto.

2.Waiver. Guarantor hereby unconditionally and irrevocably waives, to the maximum extent permitted by applicable law, promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Obligations and this Guaranty and any requirement that the Beneficiary protect, secure, perfect or insure any lien or any property subject thereto or exhaust any right or take any action against any Maker or any other person or any collateral.

3.Subrogation. Guarantor waives and shall not exercise any rights that it may acquire by way of subrogation, contribution, reimbursement or indemnification for payments made under this Guaranty until all Obligations shall have been indefeasibly paid and discharged in full.

4.Document Protocols.  Sections 11, 12, 13, 15, 16, and 17 of the Note are specifically incorporated herein by reference, mutatis mutandis.

[Remainder of page intentionally left blank. Signature page immediately follows]

IN WITNESS WHEREOF, the undersigned Guarantor has executed this Guaranty as of the day and year first written above.

GUARANTOR:

RPC, INC.,

a Delaware corporation

By:

Name:Ben M. Palmer

Title:President and Chief Executive Officer

[Signature Page to Guaranty of Secured Seller Promissory Note]